Filed pursuant to Rule 424(b)(3)
                                                      Registration No.333-131748


PROSPECTUS SUPPLEMENT NO. 3
to prospectus dated March 1, 2006


                         Medical Media Television, Inc.



                             Up to 60,202,003 Shares

                                  Common Stock


         This prospectus supplement supplements information contained in the prospectus dated March 1, 2006 relating to the offer and sale by the selling shareholders identified in the prospectus of up to 60,202,003 shares of our common stock. This prospectus supplement includes our attached Quarterly Report on Form 10-QSB, which was filed with the U.S. Securities and Exchange Commission on November 20, 2006.

         The information contained in such report is dated as of the date of such report. This prospectus supplement should be read in conjunction with the prospectus dated March 1, 2006, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated March 1, 2006, including any supplements or amendments thereto.

         Investing in the shares involves risks and uncertainties. See "Risk Factors" beginning on page 10 of the prospectus dated March 1, 2006.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is November 22, 2006.

--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-QSB


(Mark One)

|X| QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                For the quarterly period ended September 30, 2006

|_|   TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

              For the transition period from________ to ___________

                         Commission File No. 333-105840


                         MEDICAL MEDIA TELEVISION, INC.
        (Exact Name of Small Business Issuer as Specified in Its Charter)


           Florida                                        59-3645932
           -------                                        ----------
(State or Other Jurisdiction of                         (I.R.S. Employer
Incorporation or Organization)                         Identification No.)

                           8406 Benjamin Road, Suite C
                              Tampa, Florida 33634
                    (Address of Principal Executive Offices)


                                 (813) 888-7330
                           (Issuer's Telephone Number)


--------------------------------------------------------------------------------
              (Former Name, Former Address and Former Fiscal Year,
                         if Changed Since Last Report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                    Yes ? No

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

                                 Yes |X| No |_|


The number of shares outstanding of the Registrant's common stock as of November 7, 2006 was 21,117,136.


Transitional Small Business Disclosure Format:

                                 Yes |_| No |X|

PART I - FINANCIAL INFORMATION

Item 1.     Financial Statements.

In the opinion of management, the accompanying unaudited consolidated financial statements included in this Form 10-QSB reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations for the periods presented. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.


Accountants' Review Report                                                     3


Consolidated Balance Sheets as of September 30, 2006
  and December 31, 2005                                                        4


Consolidated Statements of Operations for the three and
nine months ended September 30, 2006 and 2005, and from
inception (October 2, 1989) through September 30, 2006                         5


Consolidated Statements of Changes in Stockholders' Equity from
inception (October 2, 1989) through September 30, 2006                         6


Consolidated Statements of Cash Flows for the three and nine months ended September 30, 2006 and 2005, and from inception
(October 2, 1989) through September 30, 2006                                   7


Notes to the Consolidated Financial Statements                              8-21

                         BAUMANN, RAYMONDO & COMPANY PA
                         405 North Reo Street, Suite 200
                              Tampa, Florida 33609
                                 (813) 288-8826

             Report of Independent Registered Public Accounting Firm

Board of Directors
Medical Media Television, Inc.
Tampa, Florida

We have reviewed the accompanying consolidated balance sheet of Medical Media Television, Inc. as of September 30, 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the three month periods then ended. These consolidated financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.

As discussed in Note A, the Company has been in the development stage since its inception on October 2, 1989. Realization of a major portion of its assets is dependent on the Company's ability to meet its future financing requirements, and the success of its future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Baumann, Raymondo & Company PA
----------------------------------
BAUMANN, RAYMONDO & COMPANY PA
November 17, 2006

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET

                                                                                     September 30,      December 31,
                                                                                         2006              2005
                                     ASSETS                                            Unaudited          Audited
                                                                                      -----------       -----------
Current assets:
    Cash                                                                              $    37,092       $    75,248
    Accounts receivable                                                                    60,285                --
    Prepaid expenses and other current assets                                             106,421            36,010
                                                                                      -----------       -----------
         Total current assets                                                             203,798           111,258
                                                                                      -----------       -----------

Fixed assets:
    Computer equipment                                                                     18,473            19,585
    Leasehold improvements                                                                  6,196             6,196
                                                                                      -----------       -----------
                                                                                           24,669            25,781
    Less accumulated depreciation                                                         (15,918)          (11,180)
                                                                                      -----------       -----------
                                                                                            8,751            14,601
                                                                                      -----------       -----------

Other assets:
    Goodwill                                                                            1,271,037         1,271,037
    Intangible assets                                                                     240,625           300,000
    Security deposits                                                                       7,596             7,596
                                                                                      -----------       -----------
         Total other assets                                                             1,519,258         1,578,633
                                                                                      -----------       -----------

         Total assets                                                                 $ 1,731,807       $ 1,704,492
                                                                                      ===========       ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
    Accounts payable                                                                  $   326,237       $   530,175
    Accrued expenses and other current liabilities                                        797,482           512,899
    Deferred revenue                                                                       29,485            22,485
    Notes payable to stockholders                                                       2,141,999         1,496,437
                                                                                      -----------       -----------
         Total current liabilities                                                      3,295,203         2,561,996
                                                                                      -----------       -----------

Long-term liabilities
    Note payable to stockholder                                                         1,578,751           250,000
    Deferred revenue                                                                        3,786            17,985
                                                                                      -----------       -----------
         Total long-term liabilities                                                    1,582,537           267,985
                                                                                      -----------       -----------

         Total liabilities                                                              4,877,740         2,829,981
                                                                                      -----------       -----------

    Stockholders' deficit:
       Preferred stock - no par value; 25,000,000 shares authorized; 1,682,044
         Series A Zero Coupon, shares issued and outstanding, 2,612,329 Series B
         Zero Coupon, shares issued and outstanding,
         and 21,269 Series C Zero Coupon, shares issued and outstanding                 4,315,642         4,303,000
       Common stock - par value $.0005; 100,000,000 shares authorized;
         21,117,136 and 20,725,104 shares issued and outstanding at
         June 30, 2006 and December 31, 2005 respectively                                  10,558            10,363
       Additional paid-in capital                                                       1,220,830         1,098,438
       Accumulated deficit during development stage                                    (8,692,963)       (6,537,290)
                                                                                      -----------       -----------
          Total stockholders' deficit                                                  (3,145,933)       (1,125,489)
                                                                                      -----------       -----------

          Total liabilities and stockholders' deficit                                 $ 1,731,807       $ 1,704,492
                                                                                      ===========       ===========

               The accompanying footnotes are an integral part of
                    these consolidated financial statements.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
             FROM INCEPTION (OCTOBER 2, 1989) to SEPTEMBER 30, 2006

                                                      September 30, 2006                 September 30, 2005
                                               ------------------------------      ------------------------------         From
                                              For the Three     For the Nine      For the Three      For the Nine      Inception to
                                               Months Then       Months Then        Months Then      Months Then      September 30,
                                                  Ended             Ended               Ended           Ended             2006
                                               ------------      ------------      ------------      ------------      ------------
Revenues, net                                  $    117,723      $    301,896      $     63,547      $    112,858      $    502,428

Cost of revenues                                      8,924            58,583             8,612            29,492           102,314
                                               ------------      ------------      ------------      ------------      ------------

Gross profit                                        108,799           243,313            54,935            83,366           400,114
                                               ------------      ------------      ------------      ------------      ------------

Operating expenses:
    DVD production costs                             78,234           214,268            32,447           109,570           738,334
    General and administration                      319,171           929,547           171,950           586,417         4,198,207
    Sales and marketing                             235,490           854,224           160,410           351,437         2,685,910
    Depreciation and amortization                    21,404            64,645             1,663             4,449           220,383
                                               ------------      ------------      ------------      ------------      ------------
         Total operating expense                    654,299         2,062,684           366,470         1,051,873         7,842,834
                                               ------------      ------------      ------------      ------------      ------------

Operating loss                                     (545,500)       (1,819,371)         (311,535)         (968,507)       (7,442,720)
                                               ------------      ------------      ------------      ------------      ------------

Other income and (expense)
    Interest expense                               (130,290)         (335,242)          (29,294)         (334,367)       (1,257,312)
    Disposal of fixed assets                         (1,723)           (1,723)              105                --            (1,723)
    Interest income                                      --               174                --               254             2,039
    Other income                                         --               489                --               951             2,928
    Gain on sale of subsidiary                           --                --                --                 0             2,421
                                               ------------      ------------      ------------      ------------      ------------
         Total other income (expense)              (132,013)         (336,302)          (29,189)         (333,162)       (1,251,647)
                                               ------------      ------------      ------------      ------------      ------------

Loss before extraordinary items                    (677,513)       (2,155,673)         (340,724)       (1,301,669)       (8,694,367)

    Gain on extinguishment of debt                       --                --                --                --             1,404
                                               ------------      ------------      ------------      ------------      ------------

Loss before taxes                                  (677,513)       (2,155,673)         (340,724)       (1,301,669)       (8,692,963)

    Provision for income taxes                           --                --                --                --                --
                                               ------------      ------------      ------------      ------------      ------------

Net loss                                       $   (677,513)     $ (2,155,673)     $   (340,724)     $ (1,301,669)     $ (8,692,963)
                                               ============      ============      ============      ============      ============

Net loss per share, basic and diluted                ($0.03)           ($0.10)           ($0.26)           ($0.99)           ($5.42)
                                               ============      ============      ============      ============      ============

Weighted average shares, basic and diluted       21,117,136        21,069,984         1,309,478         1,309,337         1,602,567
                                               ============      ============      ============      ============      ============

               The accompanying footnotes are an integral part of
                    these consolidated financial statements.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
     FOR PERIOD FROM INCEPTION (OCTOBER 2, 1989) THROUGH SEPTEMBER 30, 2006

                                                Preferred Stock                 Common Stock            Additional
                                           ---------------------------   ---------------------------     Paid-in       Subscription
                                              Shares        Amount         Shares          Amount        Capital        Receivable
                                           ------------   ------------   ------------   ------------   ------------    ------------
Issuance of $0.01 par value common
  shares to an individual for a note                 --   $         --          1,000   $        100   $      1,900    $     (2,000)
Payment of subscription receivable                   --             --             --             --             --           1,885
Stock split 2,000:1 and change par                   --             --             --             --             --              --
  value from $0.01 to $0.0005                        --             --      1,999,000            900           (900)             --
                                           ------------   ------------   ------------   ------------   ------------    ------------
Balance, December 31, 1996                           --             --      2,000,000          1,000          1,000            (115)

Repurchase of shares                                 --             --             --             --             --              --
Issuance of common stock                             --             --      2,476,000          1,238          3,762          (5,000)
                                           ------------   ------------   ------------   ------------   ------------    ------------
Balance, December 31, 1997                           --             --      4,476,000          2,238          4,762          (5,115)

Net loss                                             --             --             --             --             --              --
                                           ------------   ------------   ------------   ------------   ------------    ------------
Balance, December 31, 1998                           --             --      4,476,000          2,238          4,762          (5,115)
                                           ------------   ------------   ------------   ------------   ------------    ------------
Balance, December 31, 1999                           --             --      4,476,000          2,238          4,762          (5,115)

Shares issued in connection
  with merger with Y2K Recording, Inc.               --             --      1,025,000            513             --              --
Net income                                           --             --             --             --             --              --
                                           ------------   ------------   ------------   ------------   ------------    ------------
Balance, December 31, 2000                           --             --      5,501,000          2,751          4,762          (5,115)

Shares issued in connection
  with merger with Savage Mojo, Inc.                 --             --      8,000,000          4,000             --              --
Shares issued for services                           --             --         10,000              5            995              --
Contributed capital                                  --             --             --             --          5,672              --
Net loss                                             --             --             --             --             --              --
                                           ------------   ------------   ------------   ------------   ------------    ------------
Balance, December 31, 2001                           --             --     13,511,000          6,756         11,429          (5,115)

Series A shares sold in private placement        47,750         95,500             --             --             --              --
Retire treasury stock                                --             --     (1,725,000)          (863)        (4,137)             --
Shares issued as premium for notes                   --             --      2,939,553          1,470             --              --
Shares issued for Cohen employment
  agreement                                          --             --        748,447            374         74,471              --
Cancellation of outstanding stock
  returned by M. Klimes                              --             --     (4,000,000)        (2,000)            --              --
Shares issued for services                           --             --        312,000            156         31,044              --
Payment of subscription receivable                   --             --             --             --             --           5,000
Write off of subscription receivable                 --             --             --             --             --             115
Net loss                                             --             --             --             --             --              --
                                           ------------   ------------   ------------   ------------   ------------    ------------
Balance, December 31, 2002                       47,750         95,500     11,786,000          5,893        112,807              --

Shares issued for services                           --             --         50,000             25          4,975              --
Series A shares sold in private placement        53,500        107,000             --             --             --              --
Series B shares sold in private placement         1,000          2,000             --             --             --              --
Net loss                                             --             --             --             --             --              --
                                           ------------   ------------   ------------   ------------   ------------    ------------
Balance, December 31, 2003                      102,250        204,500     11,836,000          5,918        117,782              --

Conversion of Series A to common               (101,250)      (202,500)       525,959            263        202,237              --
Cancellation and refund of Series B              (1,000)        (2,000)            --             --             --              --
Shares issued for services                           --             --        372,583            186        101,828              --
Shares issued for debt                               --             --        357,143            179        249,821              --
Net loss                                             --             --             --             --             --              --
                                           ------------   ------------   ------------   ------------   ------------    ------------
Balance, December 31, 2004                           --             --     13,091,685          6,546        671,668              --

Effects of 30:1 reverse stock split                  --             --    (12,654,986)        (6,327)         6,327              --
Issuance of dividend shares                          --             --        872,779            436           (436)             --
Conversion of debt to preferred               4,303,000      4,303,000             --             --             --              --
Acquisition of African American
  Medical Network, Inc.                              --             --     19,415,626          9,708        420,879              --
Net loss                                             --             --             --             --             --              --
                                           ------------   ------------   ------------   ------------   ------------    ------------
Balance, December 31, 2005                    4,303,000      4,303,000     20,725,104         10,363      1,098,438              --

Shares issued for services                           --             --        246,195            122         98,355              --
Warrants exercised                                   --             --        145,837             73         24,037              --
Conversion of debt to preferred                  12,642         12,642             --             --             --              --
Net loss                                             --             --             --             --             --              --
                                           ------------   ------------   ------------   ------------   ------------    ------------

Balance, September 30, 2006                   4,315,642   $  4,315,642     21,117,136   $     10,558   $  1,220,830    $         --
                                           ============   ============   ============   ============   ============    ============

                                              Accumulated
                                                Deficit
                                                during             Treasury Stock
                                              Development    ---------------------------
                                                 Stage          Shares         Amount         Total
                                              ------------   ------------   ------------   ------------
Issuance of $0.01 par value common
  shares to an individual for a note          $         --   $         --   $         --   $         --
Payment of subscription receivable                      --             --             --          1,885
Stock split 2,000:1 and change par                      --             --             --             --
  value from $0.01 to $0.0005                           --             --             --             --
                                              ------------   ------------   ------------   ------------
Balance, December 31, 1996                              --             --             --          1,885

Repurchase of shares                                    --     (1,725,000)        (5,000)        (5,000)
Issuance of common stock                                --             --             --             --
                                              ------------   ------------   ------------   ------------
Balance, December 31, 1997                              --     (1,725,000)        (5,000)        (3,115)

Net loss                                            (2,867)            --             --         (2,867)
                                              ------------   ------------   ------------   ------------
Balance, December 31, 1998                          (2,867)    (1,725,000)        (5,000)        (5,982)
                                              ------------   ------------   ------------   ------------
Balance, December 31, 1999                          (2,867)    (1,725,000)        (5,000)        (5,982)

Shares issued in connection
  with merger with Y2K Recording, Inc.                  --             --             --            513
Net income                                             434             --             --            434
                                              ------------   ------------   ------------   ------------
Balance, December 31, 2000                          (2,433)    (1,725,000)        (5,000)        (5,035)

Shares issued in connection
  with merger with Savage Mojo, Inc.                    --             --             --          4,000
Shares issued for services                              --             --             --          1,000
Contributed capital                                     --             --             --          5,672
Net loss                                           (57,151)            --             --        (57,151)
                                              ------------   ------------   ------------   ------------
Balance, December 31, 2001                         (59,584)    (1,725,000)        (5,000)       (51,514)

Series A shares sold in private placement               --             --             --         95,500
Retire treasury stock                                   --      1,725,000          5,000             --
Shares issued as premium for notes                      --             --             --          1,470
Shares issued for Cohen employment
  agreement                                             --             --             --         74,845
Cancellation of outstanding stock
  returned by M. Klimes                                 --             --             --         (2,000)
Shares issued for services                              --             --             --         31,200
Payment of subscription receivable                      --             --             --          5,000
Write off of subscription receivable                    --             --             --            115
Net loss                                          (498,888)            --             --       (498,888)
                                              ------------   ------------   ------------   ------------
Balance, December 31, 2002                        (558,472)            --             --       (344,272)

Shares issued for services                              --             --             --          5,000
Series A shares sold in private placement               --             --             --        107,000
Series B shares sold in private placement               --             --             --          2,000
Net loss                                        (1,825,313)            --             --     (1,825,313)
                                              ------------   ------------   ------------   ------------
Balance, December 31, 2003                      (2,383,785)            --             --     (2,055,585)

Conversion of Series A to common                        --             --             --             --
Cancellation and refund of Series B                     --             --             --         (2,000)
Shares issued for services                              --             --             --        102,014
Shares issued for debt                                  --             --             --        250,000
Net loss                                        (2,188,203)            --             --     (2,188,203)
                                              ------------   ------------   ------------   ------------
Balance, December 31, 2004                      (4,571,988)            --             --     (3,893,774)

Effects of 30:1 reverse stock split                     --             --             --             --
Issuance of dividend shares                             --             --             --             --
Conversion of debt to preferred                         --             --             --      4,303,000
Acquisition of African American
  Medical Network, Inc.                                 --             --             --        430,587
Net loss                                        (1,965,302)            --             --     (1,965,302)
                                              ------------   ------------   ------------   ------------
Balance, December 31, 2005                      (6,537,290)            --             --     (1,125,489)

Shares issued for services                              --             --             --         98,477
Warrants exercised                                      --             --             --         24,110
Conversion of debt to preferred                         --             --             --         12,642
Net loss                                        (2,155,673)            --             --     (2,155,673)
                                              ------------   ------------   ------------   ------------

Balance, September 30, 2006                   $ (8,692,963)  $         --   $         --   $ (3,145,933)
                                              ============   ============   ============   ============

               The accompanying footnotes are an integral part of
                    these consolidated financial statements.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
             FROM INCEPTION (OCTOBER 2, 1989) TO SEPTEMBER 30, 2006

                                                                                                                  From
                                                                            Nine Months Ended                 Inception to
                                                                   --------------------------------------     September 30,
                                                                   September 30, 2006   September 30, 2005         2006
                                                                   ------------------   ------------------     -----------
CASH FLOWS FROM OPERATING ACTIVITES
  Net loss                                                             $(2,155,673)        $(1,301,669)        $(8,692,963)
     Adjustments to reconcile net loss to net cash flows from
        operating activities:
          Depreciation and amortization expense                             64,112               4,449              82,924
          Cash from acquisition of African American Medical
             Network, Inc.                                                      --                  --               2,104
          Gain on sale of subsidiary                                            --                  --              (2,421)
          Gain on extinguishment of debt                                        --                  --              (1,404)
          Common stock issued for services                                  98,478                  --             306,537
          Bad debt expense                                                      --             (10,000)                 --
          Changes in assets and liabilities:
             Accounts receivable                                           (60,285)             19,470             (60,285)
             Other current receivables                                         150              (8,714)                150
             Prepaid expenses                                              (70,562)             34,233            (106,558)
             Other receivables                                                  --                  --              65,521
             Security deposits                                                  --                  --              (7,596)
             Accounts payable                                             (203,938)            218,200             (82,388)
             Accrued expenses and other current liabilities                315,027             546,976           1,415,106
                                                                       -----------         -----------         -----------

Net cash flows (used) in operating activities                           (2,012,691)           (497,055)         (7,081,273)
                                                                       -----------         -----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equipment                                                     (1,143)             (5,227)            (25,170)
  Disposal of equipment                                                      2,255                  --               2,255
                                                                       -----------         -----------         -----------

Net cash flows (used) in investing activities                                1,112              (5,227)            (22,915)
                                                                       -----------         -----------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Common stock issued for cash                                                  --                  --              14,185
  Common stock issued for exercise of warrants                              24,110                  --              24,110
  Preferred stock issued for cash                                               --                  --             202,500
  Proceeds from notes payable-net                                        1,949,313             500,000           6,900,485
                                                                       -----------         -----------         -----------

Net cash flows provided by financing activities                          1,973,423             500,000           7,141,280
                                                                       -----------         -----------         -----------

Increase (decrease) in cash                                                (38,156)             (2,282)             37,092
Cash, beginning of period                                                   75,248              18,793                  --
                                                                       -----------         -----------         -----------
Cash, end of period                                                    $    37,092         $    16,511         $    37,092
                                                                       ===========         ===========         ===========

               SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest                                                 $   169,780         $     1,224         $   179,245
                                                                       ===========         ===========         ===========

Acquisition of African American Medical Network, Inc.                  $        --         $        --         $ 1,571,037
                                                                       ===========         ===========         ===========

Common Stock issued for debt                                           $        --         $        --         $   250,000
                                                                       ===========         ===========         ===========

Preferred Stock issued for debt                                        $    12,642         $        --         $ 4,315,642
                                                                       ===========         ===========         ===========

               The accompanying footnotes are an integral part of
                    these consolidated financial statements.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Medical Media Television, Inc. ("Medical Media" or the "Company"; references to "we," "our" or "us" also mean the Company) is a Florida corporation organized on October 2, 1989. We are a development stage company focused on developing, establishing, marketing, and distributing educational programming on a monthly basis to participating subscribers to our veterinary network, our medical network directed to the African American population, and our pediatric network. Our educational programming is obtained through an annual subscription and is funded, in part, by commercial advertisers who benefit from an effective and convenient advertising medium to target their goods and services to consumer patients. Our goal is to be recognized as a leading provider of advertiser-supported medical education programming for patients and clients within the place-based media environment of medical specialty offices nationwide.

We provide advertiser-supported patient/parent/client medical education programming within the place-based media environment of medical specialty offices nationwide. We have three wholly owned subsidiaries: (1) PetCARE Television Network, Inc. ("PetCARE TV"), (2) African American Medical Network, Inc. ("African American Medical Network"); and (3) KidCARE Medical Television Network, Inc. ("KidCARE TV"). As discussed in more detail below, each of our subsidiaries targets a different consumer base.

Medical Media produces monthly DVD magazines that are distributed to the participating subscribers of PetCARE TV and African American Medical Network. We plan to provide monthly programming for KidCARE TV either through monthly updated DVD magazines or through direct video streaming at each subscribing location. Programming is funded, in part, by commercial advertisers that are reviewed and approved by the advisory boards serving each subsidiary. Our programming is obtained through an annual subscription with updated programming provided directly to the subscribers.

PetCARE TV

PetCARE TV's goal is to provide animal health and welfare education to a large number of consumers of pet products and services while serving as a unique advertising medium for companies that market those goods and services. Our educational programming is currently aired in veterinary practices across the U.S., Canada, Puerto Rico, and Australia where it is viewed by an estimated 6 million pet owners each month. Each month PetCARE TV provides an updated DVD magazine focused on optimal healthcare for animal companions. PetCARE TV also sells an instructional DVD to veterinarians for them to give to their clients, entitled "Welcome Home Your New Friend".

African American Medical  Network

African American Medical Network's goal is to provide educational programming to doctor's offices nationwide serving African American patients, and to provide an advertising medium for commercial advertisers to target their goods and services to these consumer patients. Our educational programming currently airs in hundreds of physician offices across the U.S. and is targeted to the patients of the more than 15,000 doctors who serve the majority of the 35 million U.S. African Americans.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

KidCARE TV

KidCARE TV will target parent consumers in pediatric waiting rooms nationwide. KidCARE TV is not yet operational, but plans to establish a collaborative interaction with the viewing audience through its short informational segments developed to create awareness about preventative health measurers along with specific childhood illnesses and issues. These segments are designed to stimulate the viewer to seek further guidance from their pediatrician.
Interspersed   throughout   the   segments,   promotional   pieces  will  appear
demonstrating related health care items. KidCARE TV's primary target for subscribership will be members of the American Academy of Pediatrics. KidCARE TV also sells an instructional DVD to physicians for them to give to their new parents entitled "Welcome Home Your New Baby."

Basis of Accounting

Medical Media maintains its financial records and financial statements on the accrual basis of accounting. The accrual basis of accounting provides for a better matching of revenues and expenses.

Interim Information

The accompanying unaudited consolidated financial statements of Medical Media have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. All adjustments, which, in the opinion of management, are necessary for a fair presentation of the financial condition and results of operations, have been included. Operating results for the three and nine month periods ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

Cash and Cash Equivalents

For purposes of the Consolidated Statements of Cash Flows, Medical Media considers amounts held by financial institutions and short-term investments with an original maturity of 90 days or less to be cash and cash equivalents.

Fiscal Year

Medical Media elected December 31 as its fiscal year.

Revenue Recognition

The Company generates revenue from three primary sources, namely advertisers on its DVD magazines (the "Advertisers"), subscribers to its network (the "Subscribers"), and the sale of our instructional DVDs, Welcome Home Your New Friend and Welcome Home Your New Baby. With regard to Advertisers, the Company recognizes revenue over the periods in which the advertisers' commercials appear on its DVD magazine. With regard to Subscribers, revenue is recognized proportionately over the length of the subscription agreement entered into by the Subscribers. With regard to Welcome Home Your New Friend and Welcome Home Your New Baby, revenue is recognized in the period the DVDs are shipped.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Medical Media records its federal and state tax liability in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes". The deferred taxes payable are recorded for temporary differences between the recognition of income and expenses for tax and financial reporting purposes, using current tax rates. Deferred assets and liabilities represent the future tax consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled.

Since its inception, Medical Media has an accumulated loss of $8,675,127 for income tax purposes, which can be used to offset future taxable income through 2023. The potential tax benefit of this loss is as follows:

      Future tax benefit               $ 2,602,538
      Valuation allowance               (2,602,538)
                                       -----------

      Future tax benefit               $        --
                                       ===========

As of September 30, 2006, the Company recorded a valuation allowance of $2,602,538 on the deferred tax assets to reduce it to zero. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry forwards are expected to be available to reduce taxable income. Due to uncertainty regarding future income to offset the loss carry forward, Management has made an allowance for the entire deferred tax asset.

Advertising Costs

Medical Media expenses the production costs of advertising the first time the advertising takes place.

Fixed Assets

Medical Media's fixed assets consist of computer equipment being depreciated over 3 years and leasehold improvements being depreciated over the remaining life of the current lease.

Going Concern

We currently are a development stage company under the provisions of SFAS No. 7, and have negative cash flows from operations and no established source of revenue. We do not anticipate significant revenues from advertising sales or subscription sales until the first quarter of 2007. The foregoing matters raise substantial doubt about the ability of our Company to continue as a going concern. Management believes the current cash on hand and anticipated revenues may not be sufficient to retire the full amount of the obligations described in the section entitled "Liquidity and Capital Resources," that mature during the next twelve months. As such, the Company may seek external sources to satisfy these obligations. Failure to obtain such funding would have a material adverse effect on the Company's results of operations and financial condition.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We evaluate our estimates, including those related to contingencies, on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

NOTE B - COMMON AND PREFERRED STOCK

Start of trading on the OTC Bulletin Board

On February 2, 2004, Medical Media's Common Stock began trading on the OTC-Bulletin Board under the symbol PTNW. In April 2005, our symbol changed to "MMTV". There is a limited public trading market for our Common Stock and a regular, more active trading market may not develop, or if developed, may not be sustained.

Common Stock

On April 5, 2005, the Company combined its issued and outstanding shares of Common Stock on a 1:30 basis effective as of May 4, 2005.

On January 10, 2006, the Company issued 10,000 shares of its restricted Common Stock to each member of the PetCARE TV Veterinary Advisory Board in their advisory capacities, for an aggregate of 130,000 shares.

On January 10, 2006, the Company issued 10,000 shares of its restricted Common Stock to each member of the African American Medical Network Medical Advisory Board in their advisory capacities, for an aggregate of 60,000 shares.

On January 18, 2006, the Company issued 56,195 shares of its restricted Common Stock to Jeffery Werber, DVM, a director and Chairman of the PetCARE TV Veterinary Advisory Board, in satisfaction of invoices totaling $22,478.

On March 6, 2006, the Company issued 41,670 shares of its restricted Common Stock to Vicis Capital Master Fund upon the exercise of its Series C Common Stock Purchase Warrants through the payment of $6,917.22 to the Company. These shares were registered under a registration statement on Form SB-2 that was declared effective by the Securities & Exchange Commission on March 1, 2006.

On March 6, 2006, the Company issued 104,167 shares of its restricted Common Stock to Vicis Capital Master Fund upon the exercise of its Series F Common Stock Purchase Warrants through the payment of $17,192.71 to the Company. These shares were registered pursuant to a registration statement on Form SB-2 that was declared effective by the Securities & Exchange Commission on March 1, 2006.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE B - COMMON AND PREFERRED STOCK (Continued)

Preferred stock

Series A Zero Coupon Preferred Stock

The Company's Series A Zero Coupon Preferred Stock is non-voting capital stock with a stated value of $1.00 per share and is convertible into the Company's Common Stock at the option of the holder any time after the date of issuance at the initial rate of $2.40 per share. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series A Zero Coupon Preferred Stock are entitled to be paid out of the assets available for distribution an amount equal to One Million Three Hundred Seventy Five Thousand and No/100 Dollars ($1,375,000). There are currently 1,682,044 shares of Series A Zero Coupon Preferred Stock issued and outstanding. The common shares underlying the Series A Zero Coupon Preferred Stock were included in a registration statement on Form SB-2 filed with the SEC which was declared effective on March 1, 2006.

Series B Zero Coupon Preferred Stock

The Company's Series B Zero Coupon Preferred Stock is non-voting capital stock with a stated value of $1.00 per share and is convertible into the Company's Common Stock at the option of the holder any time after the date of issuance at the initial rate of $3.00 per share. Of the 2,612,329 shares of Series B Zero Coupon Preferred Stock issued and outstanding, Vicis Capital owns 2,551,918 shares at an adjusted conversion price of $0.166 per share and Mark Maltzer owns 60,411 shares at a conversion rate of $2.40 per share. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series B Zero Coupon Preferred Stock are entitled to be paid out of the assets available for distribution after taking into account the Series A Zero Coupon Preferred Stock liquidation preference, but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Zero Coupon Preferred Stock, an amount equal to Two Million Three Hundred Thousand and No/100 Dollars ($2,300,000). The common shares underlying the Series B Zero Coupon Preferred Stock were included in a registration statement on Form SB-2 filed with the SEC that was declared effective on March 1, 2006.

Series C Zero Coupon Preferred Stock

The Company's Series C Zero Coupon Preferred Stock is non-voting capital stock and has a stated value of $1.00 per share and is convertible into the Company's Common Stock at the option of the holder any time after the date of issuance into that number of shares of our Common Stock determined by dividing the number of shares of Preferred Stock by the conversion price (initially equal to a ten percent (10%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series C Zero Coupon Preferred Stock are entitled to be paid out of the assets available for distribution after taking into account the liquidation preference of the Series A Zero Coupon Preferred Stock and Series B Zero Coupon Preferred Stock, but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series C Zero Coupon Preferred Stock, an amount equal to Four Hundred Thousand and No/Dollars ($400,000). There are currently 12,642 shares of Series C Zero Coupon Preferred Stock issued and outstanding. The pool of common shares underlying the Series C Zero Coupon Preferred Stock were included in a registration statement on Form SB-2 filed with the SEC that was declared on effective on March 1, 2006.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE B - COMMON AND PREFERRED STOCK (Continued)

Treasury stock

Treasury stock is shown at cost.

Stock Options

We had an equity incentive plan available to key employees and consultants of the Company. Under the plan, we may grant options for up to 66,667 shares of Common Stock. In October 2003, the Company granted 5,300 options under this equity incentive plan. On March 23, 2006, the Company's Board of Directors approved the granting of the remaining 61,317 options. With the issuance of these options in April 2006, the 2002 Equity Incentive Plan was closed.

Effective July 25, 2006, by written action completed on August 7, 2006, a majority of the Company's shareholders approved the 2006 Medical Media Television, Inc. Equity Incentive Plan with an effective date of May 1, 2006. Under the plan, we may grant options for up to 2,500,000 shares of Common Stock. The Company has authorized the issuance of 654,636 shares under non-qualified options under this plan.

NOTE C - RELATED PARTY TRANSACTIONS

On May 16, 2002, we issued a non-interest bearing promissory note to James Calaway, a former director, in the original principal amount of $100,000 (the "Calaway Note"). At September 30, 2006, the principal balance due on the Calaway Note was $60,999.

In June 2002, we issued the following non-interest bearing promissory notes (the "Hugo/Turner Notes"), all of which remained outstanding at September 30, 2006:

      Daniel V. Hugo, a former officer and director, in the amount of $25,000; Robert and Janna Hugo, in the amount of $6,000; and Robert and Jamie Turner, in the amount of $5,000.

At September 30, 2006, the principal balances due on the Hugo/Turner Notes were $16,668, $4,000, and $3,332 respectively.

On May 11, 2005, as amended by that certain First Amendment to Merger Agreement dated November 16, 2005, the Company executed that certain Merger Agreement (as amended, the "Merger Agreement") by and among AFMN, Inc., a Delaware corporation ("AFMN"), African American Medical Network, Inc., a Florida corporation and wholly-owned subsidiary of AFMN ("African American Medical Network"), and AAMN Acquisition Sub, Inc., a Florida corporation and wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, Medical Media issued 19,415,626 shares of its restricted common stock (the "Medical Media Common Stock") to AFMN in exchange for 100% of the outstanding shares of African American Medical Network. Under the Merger Agreement, AFMN agreed to distribute the Medical Media Common Stock pro-rata to its shareholders of record as of November 16, 2005. On November 16, 2005, the parties consummated the merger in accordance with the terms of the Merger Agreement and the Company issued the Medical Media Common Stock to AFMN in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act of 1933. On February 10, 2006, the Company filed a registration statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering, among other securities, the Medical Media Common Stock. The Commission declared the Registration Statement effective on March 1, 2006. Shortly thereafter, pursuant to the Merger Agreement, the Medical Media Common Stock was distributed to AFMN shareholders of record as of November 16, 2005. Certain shareholders of AFMN who received the Medical Media Common Stock as a result of the merger were directors and executive officers of the Company. The table below provides the names and number of shares of the Company each director and officer received pursuant to the Merger Agreement in their capacity as shareholders of AFMN.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

------------------------------------------------------ ------------------------------ ---------------------------------
                                                        No. of shares beneficially     No. of shares of Medical Media
             Name and Relationship with                     held in AFMN, Inc.         Television, Inc. received as a
           Medical Media Television, Inc.                 as of November 16, 2005        result of the Transaction.
------------------------------------------------------ ------------------------------ ---------------------------------
Philip M. Cohen(1)
President, Chief Executive Officer and
Chairman of the Board of Directors                               1,055,000                       1,055,000
------------------------------------------------------ ------------------------------ ---------------------------------
Donald R. Mastropietro(2)
Vice President of Finance, Chief Financial Officer,
Treasurer, and Asst. Sec.                                         748,667                         748,667
------------------------------------------------------ ------------------------------ ---------------------------------
Teresa Bray(3)
Vice President of Administration and Secretary                    670,000                         670,000
------------------------------------------------------ ------------------------------ ---------------------------------
Jeffrey I. Werber
Director                                                             0                               0
------------------------------------------------------ ------------------------------ ---------------------------------
Bernard J. Kouma
President of PetCARE Television Network, Inc.                        0                               0
------------------------------------------------------ ------------------------------ ---------------------------------
John Sfondrini
Director                                                             0                               0
------------------------------------------------------ ------------------------------ ---------------------------------
J. Holt Smith
Director                                                          200,000                         200,000
------------------------------------------------------ ------------------------------ ---------------------------------
Michael Marcovsky
Director                                                          200,000                         200,000
------------------------------------------------------ ------------------------------ ---------------------------------
Stanley Raphael
Director                                                             0                               0
------------------------------------------------------ ------------------------------ ---------------------------------
Total                                                            2,873,667                       2,873,667
------------------------------------------------------ ------------------------------ ---------------------------------

1 This includes 130,000 shares beneficially held by Mr. Cohen through his wife, Sondra Topper and 925,000 shares held by Mr. Cohen's immediate family members, which are required to be included in this disclosure pursuant to Item 404 of Regulation S-B. Mr. Cohen disclaims beneficial ownership of the 925,000 shares held by his immediate family members for any other purpose.

2 This includes 733,667 shares beneficially held by Mr. Mastropietro and 15,000 shares held by Mr. Mastropietro's immediate family members, which are required to be included in this disclosure pursuant to Item 404 of Regulation S-B. Mr. Mastropietro disclaims beneficial ownership of the 15,000 shares held by his immediate family members for any other purpose.

3 This includes 435,000 shares beneficially held by Ms. Bray and 215,000 shares held by Ms. Bray's immediate family members, which are required to be included in this disclosure pursuant to Item 404 of Regulation S-B. Ms. Bray disclaims beneficial ownership of the 215,000 shares held by her immediate family members for any other purpose.

NOTE D - CONVERTIBLE PROMISSORY NOTES

On May 6, 2005, the Company issued to Vicis Capital Master Fund ("Vicis") a Series B Convertible Debenture (the "Debenture") in the principal amount of $250,000, and related Series D, Series E and Series F Common Stock Purchase Warrants. The Debenture has a term of 24 months and accrues interest an annual rate of fifteen percent (15%). The Company has the option to pay interest in cash or in shares of its registered common stock at a ten percent (10%) discount to the market price, as calculated pursuant to the express terms of the

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE D - CONVERTIBLE PROMISSORY NOTES (Continued)

Debenture. At maturity, Vicis may convert the Debenture into shares of the Company's Common Stock at a price of $2.40 per share. On October 19, 2005, the conversion price was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture described in further detail below.

On November 16, 2005, the Company issued Series AA Convertible Debenture, Series AA Common Stock Purchase Warrants, and Series BB Common Stock Purchase Warrants to Vicis. Pursuant to the terms of the Series AA Convertible Debenture, Vicis loaned the Company an aggregate of $412,000 at an annual rate of interest of sixteen percent (16%). The Series AA Convertible Debenture was cancelled on August 11, 2006 and became part of a Secured Convertible Promissory Note dated August 11, 2006 in the amount of $1,302,000.

On November 16, 2005, the Company issued a Promissory Note for $100,000 to Laurence Wallace (the "Wallace Promissory Note") at an annual interest rate of eight percent (8%). On the maturity date of the Wallace Promissory Note (April 17, 2006), Wallace had the option to execute a debt conversion agreement under which the principal amount of the Wallace Promissory Note would convert into 100,000 units of the Company's securities, each unit consisting of (i) two shares of Medical Media's Common Stock (for an aggregate of 200,000 shares), and
(ii) one Common Stock Purchase Warrant to purchase an additional share of the Company's Common Stock (for an aggregate of 100,000 warrants) with an exercise price of $1.00 per share. On October 12, 2006, the Company and Mr. Wallace entered into a letter of extension whereby the maturity date on the Wallace Promissory Note was extended to April 15, 2007 (the "Extension"). Terms of the Extension include a payment of $5,000 on each of October 1, October 15, November 15, and December 15, 2006, and January 15, February 15, and March 15, 2007, and a final payment on April 15, 2007 of $65,000 plus any accrued and unpaid interest. Terms of the Extension canceled all conversion rights previously granted under the Wallace Promissory Note and issued Wallace three-year Common Stock Purchase Warrants to purchase 100,000 shares of the Company's Common Stock with a fixed exercise price of $0.17 per share. As of November 17, 2006, the balance due is $100,000.

On November 16, 2005, the Company issued a Promissory Note for $200,000 to Carmen Bernstein (the "Bernstein Promissory Note") at an annual interest rate of ten percent (10%). On the maturity date of the Bernstein Promissory Note (December 14, 2005), Bernstein had the option to execute a debt conversion agreement under which the principal amount of the Bernstein Promissory Note would convert into 200,000 units of the Company's securities, each unit consisting of (i) one share of the Company's Common Stock (for an aggregate of 200,000 shares), and (ii) one Common Stock Purchase w\Warrant to purchase an additional share of the Company's Common s\Stock (for an aggregate of 200,000 warrants) with an exercise price of $2.00 per share. The Bernstein Promissory Note was extended indefinitely by mutual verbal agreement. As of November 17, 2006, the balance due is $145,000.

On  November  30,  2005,  the  Company  issued to William  H.  Quiros a 12-month
Convertible Promissory Note ("November Quiros Note") for $1,000,000 with interest accruing at the rate of twenty percent (20%) per annum, compounded semi-annually. Interest was to be paid at the end of each calendar quarter in either shares of Series C Zero Coupon Preferred Stock of the Company valued at $1.00 per share, or cash, at the option of Quiros. The Series C Zero Coupon Preferred Stock would convert into shares of the Company's Common Stock on the maturity date of the November Quiros Note at a ten percent (10%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion. On December 31, 2005, the Company

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE D - CONVERTIBLE PROMISSORY NOTES (Continued)

issued 8,627 shares of its Series C Zero Coupon Preferred Stock as payment for $8,627 interest accrued through December 31, 2005. The 8,627 shares are convertible into 9,586 shares of the Company's Common Stock. At maturity, Quiros had the option to convert the November Quiros Note into Common Stock of the Company at a fixed conversion price of $.40 per share. The Company also issued Quiros five-year Common Stock Purchase Warrants ("Quiros Warrants") to purchase an aggregate of 2,500,000 shares of common stock at a Fixed Exercise price of $0.75 per share. On July 28, 2006, the Company and Quiros agreed to amend the terms of the November Quiros Note as follows: (i) the Maturity Date was extended to November 30, 2008; (ii) the note would not be convertible until the Maturity Date; (iii) the Company would have the option to repay the note at any time prior to the Maturity Date; (iv) the conversion price on the note was changed to an amount equal to a twenty percent (20%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion, but in no event less than $0.166 per share; (v) quarterly interest payments on the note would be applied toward the balance remaining unpaid under the March Quiros Note (as described below) until such time as the entire $450,000 under the March Quiros Note has been received by the Company, at which time all future interest will accrue, but will not become due and payable until the maturity date; and (vi) certain price ratchets were deleted. The November Quiros Warrants were also amended to delete certain price ratchets. The November Quiros Note and the accompanying Common Stock Purchase Warrants are not convertible or exercisable such that Quiros' overall Common Stock ownership position in the Company exceeds 4.99%; provided, however, that upon Quiros providing the Company with sixty-one (61) days notice (the "Waiver Notice") that he would like to waive this restriction with regard to any or all shares of Common Stock issuable upon exercise of the conversion feature of the November Quiros Note, this restriction will be of no force or effect with regard to all or a portion of the November Quiros Note referenced in the Waiver Notice, and provided further that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the expiration of the term of the November Quiros Note.

On January 27, 2006, the Company and CapitalSmart, LLC, a California limited liability company, ("CSmart") entered into a Note Purchase Agreement pursuant to which CSmart agreed to loan the Company an aggregate of $1,000,000 through installments of $250,000 on February 15, 2006 and $750,000 on March 31, 2006. The Note Purchase Agreement provided that the Company issue Csmart a convertible promissory note in the original aggregate face amount of $1,000,000 (the "CapitalSmart Note") and five-year Common Stock Purchase Warrants to purchase 2,500,000 shares of the Company's Common Stock (the "CSmart Warrants") at a Fixed Exercise Price of $0.75 per share. The Company issued the CSmart Note on February 15, 2006 and issued CSmart 625,000 Warrants. The CSmart Note was to mature twelve months from the date of issuance (the "Maturity Date") and accrued interest at a rate of 20% (compounded semi-annually). Interest was payable at the end of each quarter in either (i) shares of the Company's Series C Zero Coupon Preferred Stock valued a $1.00 per share, or (ii) cash, at the option of CSmart. The first interest payment due on March 31, 2006 of $6,438 was paid on April 1, 2006 in cash. On the Maturity Date, CSmart had the option to convert the CSmart Note into shares of the Company's Common Stock at a fixed conversion price of $0.40 per share. As of July 28, 2006, CSmart had loaned the Company $624,580.50 and CSmart and the Company agreed to cancel the Csmart Note and the outstanding 625,000 CSmart Warrants, and to issue in lieu thereof, separate replacement convertible promissory notes and warrants to the principals of CSmart or to entities controlled by the principals of CSmart. In accordance therewith, four convertible promissory notes in an aggregate amount equal to $1 million were issued to: Softrev Partners, Inc. for $250,000, Gilbert B. Ross for $200,000, William H. Quiros for $450,000, and Steven Port for $100,000. The notes, described in detail herein, were issued on July 28, 2006 with an effective date as to when each principal contributed funds to the Company to be applied toward the CSmart Note balance.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE D - CONVERTIBLE PROMISSORY NOTES (Continued)

On February 15, 2006, the Company issued a Convertible Promissory Note to Steven
J. Port for $100,000 (the "February Port Note") and five-year Common Stock Purchase Warrants to purchase 250,000 shares of the Company's Common Stock at a Fixed Exercise Price of $0.75 per share (the "February Port Warrants"). The February Port Note was issued as a partial replacement for the CSmart Note for $1,000,000 described above. The February Port Note will mature twelve months from the date of issuance (the "Maturity Date") and accrues interest at the rate of 20% compounded semi-annually. At the option of Port, interest will be paid at the end of each quarter in either (i) shares of the Company's Series C Zero Coupon Preferred Stock valued a $1.00 per share, or (ii) cash. With the consent of both the Company and Port, the February Port Note may be extended for an additional 12 months with the terms of the interest payments remaining the same. The Port Note is not convertible until the Maturity Date. On the Maturity Date, Port has the option to convert the February Port Note into shares of the Company's Common Stock at a price equal to forty cents ($0.40), or an amount equal to a twenty percent (20%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion, with the exception that the Conversion Price shall not be lower than $0.166.

On February 16, 2006, the Company issued a Convertible Promissory Note to Gilbert B. Ross for $200,000 (the "Ross Note") and five-year Common Stock Purchase Warrants to purchase 500,000 shares of the Company's Common Stock at a Fixed Exercise Price of $0.75 per share (the "Ross Warrants"). The Ross Note was issued as a partial replacement for the CSmart Note for $1,000,000 described above. The Ross Note will mature three years from the date of issuance (the "Maturity Date") and accrues interest at the rate of twenty percent (20%) per annum. Interest accrues but is not due and payable until the Maturity Date. With the consent of both the Company and Ross, the Ross Note may be extended for an additional 12-month term, with the terms of the interest payments remaining the same. The Ross Note is not convertible until the Maturity Date. On the Maturity Date, Ross has the option to convert the Ross Note into shares of the Company's Common Stock at a price equal to a twenty percent (20%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion, but in no event shall the Conversion Price be less than $0.166 per share.

On March 31, 2006, the Company issued a Convertible  Promissory  Note to William
H. Quiros for $450,000 (the "March Quiros Note") and agreed to issue five-year Common Stock Purchase Warrants to purchase 1,125,000 shares of the Company's Common Stock at a Fixed Exercise Price of $0.75 per share (the "March Quiros Warrants"). The March Quiros Note was issued as a partial replacement for the CSmart Note for $1,000,000 described above. Per the terms of the November Quiros Note, as amended, quarterly interest payments on the November Quiros Note would be applied toward the balance remaining unpaid under the March Quiros Note until the Company has received the entire $450,000 under the March Quiros Note. Additionally, quarterly interest payments on the March Quiros Note would be applied toward the balance remaining unpaid under the March Quiros Note until the entire $450,000 under the March Quiros Note has been received by the Company, at which time all future interest will accrue, but will not become due and payable until the maturity date. The March Quiros Note will mature three years from the date of issuance (the "Maturity Date") and accrues interest at a rate of twenty percent (20%) per annum. Interest accrues but is not due and payable until the Maturity Date. With the consent of both the Company and Quiros, the March Quiros Note may be extended for an additional 12-month term, with the terms of the interest payments remaining the same. The March Quiros
Note is not convertible until the Maturity Date. On the Maturity Date, Quiros has the option to convert the March Quiros Note into shares of the Company's Common Stock at a price equal to a twenty percent (20%) discount to the

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE D - CONVERTIBLE PROMISSORY NOTES (Continued)

then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion, but in no event shall the Conversion Price be less than $0.166 per share. As of September 30, 2006, Mr. Quiros had loaned the Company $128,751 under the March Quiros Note.

On March 31, 2006, the Company issued a Convertible Promissory Note to Elaine G. Edinburg for $10,000 (the "Edinburg Note") and five-year Common Stock Purchase Warrants to purchase 25,000 shares of the Company's Common Stock at a Fixed Exercise Price of $0.75 per share (the "Edinburg Warrants"). The Edinburg Note matures twelve months from the date of issuance (the "Maturity Date") and accrues interest at a rate of twenty percent (20%) compounded semi-annually. At the option of Edinburg, interest will be paid at the end of each quarter in either (i) shares of the Company's Series C Zero Coupon Preferred Stock valued a $1.00 per share, or (ii) cash. On the Maturity Date, Edinburg had the option to convert the Edinburg Note into shares of the Company's Common Stock at a Fixed Conversion Price of $0.40 per share. With the consent of both the Company and Edinburg, the Edinburg Note may be extended for an additional twelve (12) months with the terms of the interest payments remaining the same. On June 20, 2006, Edinburg and the Company agreed to amend the Edinburg Note and Edinburg Warrants as follows: (i) the conversion price was changed to the Investor's option of an amount equal to forty cents ($0.40) or an amount equal to a twenty percent (20%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion, with the exception that the Conversion Price shall not be lower than $0.166; and (ii) price ratchets were deleted. On September 30, 2006, the Company issued 998 shares of its Series C Zero Coupon Preferred Stock as payment for $998 interest accrued through September 30, 2006.

On April 1, 2006, the Company issued a Convertible Promissory Note to Steven J. Port for $125,000 made in installments (the "April Port Note") and five-year Common Stock Purchase Warrants to purchase 312,500 shares of the Company's Common Stock at a Fixed Exercise Price of $0.75 per share (the "April Port Warrants"). The original maturity date of the April Port Note was April 30, 2006 and interest accrues at the rate of twenty percent (20%) per annum. Interest accrues, but is not due and payable until the Maturity Date. The April Port Note automatically extends to the end of each succeeding month until such time as Port provides a 15-day written notice to the Company that the April Port Note may no longer be automatically extended. The terms of interest will remain the same throughout the automatic extension periods. On the Maturity Date, Port has the option to convert the April Port Note into shares of the Company's Common Stock at a price equal to an amount equal to forty cents ($0.40), or an amount equal to a twenty percent (20%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion, with the exception that the Conversion Price shall not be lower than $0.166. On September 30, 2006, the Company issued 11,644 shares of its Series C Zero Coupon Preferred Stock as payment for $11,644 interest accrued through September 30, 2006.

On April 16, 2006, the Company issued a Convertible Promissory Note to Softrev Partners, Inc. for $250,000 (the "Softrev Note") and five-year Common Stock Purchase Warrants to purchase 625,000 shares of the Company's Common Stock at a Fixed Exercise Price of $0.75 per share (the "Softrev Warrants"). The Softrev Note was issued as a partial replacement for the CSmart Note for $1,000,000 described above. The Softrev Note matures three years from the date of issuance (the "Maturity Date") and accrues interest at a rate of twenty percent (20%) per annum. Interest accrues but is not due and payable until the Maturity Date. With the consent of both the Company and Softrev, the Softrev Note may be extended for an additional 12-month term, with the terms of the interest payments remaining the same.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE D - CONVERTIBLE PROMISSORY NOTES (Continued)

The Softrev Note shall not be convertible until the Maturity Date. On the Maturity Date, Softrev has the option to convert the Softrev Note into shares of the Company's Common Stock at a price equal to a twenty percent (20%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion, but in no event shall the Conversion Price be less than $0.166 per share.

On June 1, 2006, the Company issued a Secured Promissory Note to Vicis for $50,000 ("Vicis June 1 Secured Note"). The Vicis June 1 Secured Note was to mature on December 31, 2006 and accrued interest at a rate of eighteen percent (18%) per annum. The Vicis June 1 Secured Note was secured by all accounts receivable due from Butler Animal Health Supply after June 1, 2006, or any other money due the Company from any and all other sources. The Vicis June 1 Secured Note could be prepaid in whole or in part at any time, with a prepayment penalty of $5,492.25. On August 11, 2006, Vicis surrendered the Vicis June 1 Secured Note as partial consideration for the Company's issuance of a Secured Convertible Promissory Note in the principal amount of $1,302,000.

On June 30, 2006, the Company issued a Secured Promissory Note to Vicis for $50,000 ("Vicis June 30 Secured Note"). The Vicis June 30 Secured Note was to mature on January 31, 2007 and accrued interest at a rate of eighteen percent (18%) per annum. The Vicis June 30 Secured Note was secured by all accounts receivable due from Butler Animal Health Supply after June 30, 2006, or any other money due the Company from any and all other sources. The Vicis June 30 Secured Note could be prepaid in whole or in part at any time, with a prepayment penalty of $5,492.25. On August 11, 2006, Vicis surrendered the Vicis June 30 Secured Note as partial consideration for the Company's issuance of a Secured Convertible Promissory Note in the principal amount of $1,302,000.

On August 11, 2006, the Company issued a 10% Secured Convertible Promissory Note in the principal amount of $1,302,000 (the "Note") to Vicis pursuant to the terms of a Note Purchase Agreement. As consideration for the Note, Vicis (a) delivered $790,000 in cash (the "Cash Payment"); (b) surrendered two secured promissory notes issued by the Company to Vicis on June 1, 2006, and June 30, 2006, respectively, each in the principal amount of $50,000 (collectively, the "June Notes"); and (c) surrendered a Series AA Convertible Debenture No. 05-0719 issued by the Company to Vicis on July 19, 2005, in the principal amount of $412,000 (the "Debenture"). At any time while the Note remains outstanding, Vicis may convert the outstanding principal balance and any accrued but unpaid interest on the Note into shares of the Company's Common Stock, par value $.0005 per share, at a conversion price of $.166 per share (the "Conversion Shares"). The principal balance of the Note is due in one lump sum payment on August 10, 2007 (the "Maturity Date"), unless earlier converted. Interest on such principal (or any balance thereof outstanding from time to time) accrued at an annual rate of interest of ten percent (10%) and was payable on the Maturity Date. As security for the Company's obligations under the Purchase Agreement and the Note, the Company pledged all of the capital stock of the Company's subsidiaries, PetCARE TV, African American Medical Network, and KidCARE TV (collectively the "Subsidiaries"), pursuant to the terms of a Stock Pledge and Escrow Agreement, dated August 11, 2006. Repayment of the Note is guaranteed by the Subsidiaries and is also secured by a blanket lien encumbering the assets of the Company and the Subsidiaries. As an inducement for Vicis to purchase the Note, Philip M. Cohen, President and Chief Executive Officer of the Company, agreed to amend his employment agreement to include a three (3) year non-compete clause.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE E - COMMITMENTS AND CONTINGENCIES

On June 5, 2002, the Company entered into an Employment Agreement ("Original Agreement") with Philip Cohen. On March 23, 2006, the Original Agreement was replaced it its entirety with an Amended Employment Agreement ("Agreement") with respect to the provision of services as our Chief Executive Officer and President. On August 11, 2006, as an inducement for Vicis Capital Master Fund to loan the Company $1,302,000, Mr. Cohen agreed to execute a Second Amended Employment Agreement that added certain non-compete provisions for a three-year period following termination of the agreement.

In August 2003, the Company entered into a sixty-two (62) month lease agreement commencing on October 1, 2003 with Liberty Property Limited Partnership for approximately 3,800 square feet of office/warehouse space located at 8406 Benjamin Road, Suite C, Tampa, Florida 33634. Under this agreement, minimum lease expense for the 12 months ended December 31, 2006 and 2007 and the eleven months ended November 30, 2008 will be approximately, $40,300, $41,100 and $38,500 respectively.

At December 31, 2005, the Company had a consulting agreement in place with Mr. James Calaway, a member of its Board of Directors. The agreement states that Mr. Calaway provide financial consulting services, at the direction of the Board of Directors, for the amount of $667 per month.

On June 1, 2005, PetCARE TV entered into an employment agreement with Bernard J. Kouma with respect to the provision of services as its President, which agreement terminates on May 31, 2010, with a base salary of $72,000 per year. The agreement also contains a two-year non-compete clause.

On November 16, 2005, African American Medical Network entered into an employment agreement with Robert Cambridge with respect to the provision of services as its President, which agreement terminates on November 15, 2010, with a base salary of $72,000 per year. The agreement also contains a two-year non-compete clause. On September 1, 2006, the Company and Mr. Cambridge entered into a Settlement and Termination Agreement in which Mr. Cambridge agreed to:
(i) terminate his employment agreement, (ii) submit his resignation as President of African American Medical Network, and (iii) release and forever discharge African American Medical from and against any and all future claims arising out of, in connection with, or relating to Mr. Cambridge having acted as an officer of African American Medical. African American Medical agreed to: (i) accept the resignation of Mr. Cambridge, and (ii) release and forever discharge Mr. Cambridge from any against any and all future claims arising out of, in connection with, or relating to the duties of Mr. Cambridge as President of African American Medical. Mr. Cambridge and African American Medical Network gave mutual releases and waivers.

On November 16, 2005, the Company entered into an employment agreement with Donald R. Mastropietro with respect to the provision of services as our Sr. Vice President Finance, Chief Financial Officer, Treasurer, and Assistant Secretary, which agreement terminates on November 15, 2010, with a base salary of $128,400 per year. The agreement also contains a two-year non-compete clause.

On November 16, 2005, the Company entered into an employment agreement with Charles V. Richardson with respect to the provision of services as our Sr. Vice President Marketing and Chief Marketing Officer, which agreement terminates on March 31, 2009, with a base salary of $150,000 per year. The agreement also contains a two-year non-compete clause.

On November 16, 2005, the Company entered into an employment agreement with Teresa J. Bray with respect to the provision of services as our Vice President

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE E - COMMITMENTS AND CONTINGENCIES (Continued)

Administration/Compliance and Secretary, which agreement terminates on November 15, 2010, with a base salary of $118,400 per year. The agreement also contains a two-year non-compete clause.

On March 1, 2006, KidCARE TV entered into an employment agreement with Elaine K. Mann with respect to the provision of services as its President, which agreement terminates on February 28, 2009, with a base salary of $72,000 per year. The agreement also contains a two-year non-compete clause.

NOTE F - CONTRACTS

On January 1, 2006, the Company entered into a one-year Consulting Agreement with Saddle Ranch Productions, Inc. ("Saddle Ranch"), a Florida corporation, wherein Saddle Ranch will provide consulting services; specifically relating to:
(i) all areas of video production, editing, and mastering; (ii) all areas of marketing, specifically related to geographic expansion of the networks and subscriber base; and (iii) all areas of advertising sales, including but not limited to the employment of regional sales directors for the express purpose of soliciting and obtaining advertising contracts and/or insertion order for the Company's networks with concentration on providing product adjacencies and/or exclusivity for multi-network purchases. The Company will pay Saddle Ranch an aggregate of $19,000 per month for the consulting services. On July 25, 2006, the Consulting Agreement between the Company and Saddle Ranch Productions, Inc. was amended to set out the monthly amount due of $17,700 for services rendered under the contract as well as the addition of a commission for advertising to be sold.

On January 3, 2006, PetCARE TV entered into a three-year Distribution Agreement with Butler Animal Health Supply ("Butler AHS") granting Butler AHS the exclusive distribution rights to sell PetCARE TV's veterinary client education products (including annual subscriptions to the monthly DVD magazine and Welcome Home Your New Friend DVDs) to veterinarian hospitals within the U.S. Butler is the nation's largest distributor of companion animal health supplies to veterinarians. Headquartered in Dublin, Ohio, Butler operates across the U.S. with 15 distribution centers and 8 tele-centers. Butler serves over 29,000 veterinary clinics in all 50 states and distributes over 15,000 products for more than 300 vendors.

On March 13, 2006, PetCARE TV entered into a two-year Affinity Program Agreement with American Animal Hospital Association ("AAHA") granting AAHA the exclusive distribution rights to sell PetCARE TV's veterinary client education products (including annual subscriptions to the monthly DVD magazine and Welcome Home Your New Friend DVDs) to all AAHA member hospitals within the U.S. There are approximately 3,000 AAHA-accredited hospitals and AAHA will be promoting PetCARE TV's client education programming as a value-added benefit to its membership.

Item 2.     Management's Discussion and Analysis or Plan of Operation.

The following discussion and analysis provides information which management of Medical Media Television, Inc. ("Medical Media" or the "Company") believes to be relevant to an assessment and understanding of the Company's results of operations and financial condition. This discussion should be read together with the Company's financial statements and the notes to the financial statements, which are included in this report. This information should also be read in conjunction with the information contained in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, including the audited financial statements and notes included therein. Because of the nature of the Company as a development stage company, the reported results will not necessarily reflect future results of operations or financial condition.

Cautionary Statement Regarding Forward-Looking Statements

This Quarterly Report on Form 10-QSB contains "forward-looking statements", as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. Some discussions in this report may contain forward-looking statements that involve risk and uncertainty. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this report. Forward-looking statements are often identified by words like "believe," "expect," "estimate," "anticipate," "intend," "project" and similar words or expressions which, by their nature, refer to future events.

In some cases, you can also identify forward-looking statements by terminology such as "may," "will," "should," "plans," "predicts," "potential," or "continue," or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this report. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Overview

Medical Media is a Florida corporation organized on October 2, 1989. We are a development stage company focused on developing, establishing and marketing educational programming for distribution on a monthly basis to participating subscribers to our veterinary network, our medical network directed to the
African American population, and our pediatric network. Our educational programming is obtained through an annual subscription and is funded, in part, by commercial advertisers who benefit from an effective and convenient advertising medium to target their goods and services to consumer patients. Our goal is to be recognized as a leading provider of advertiser-supported medical education programming for patients and clients within the place-based media environment of medical specialty offices nationwide.

We provide advertiser-supported patient/parent/client medical education programming within the place-based media environment of medical specialty offices nationwide. We have three wholly-owned subsidiaries: (1) PetCARE Television Network, Inc. ("PetCARE TV"), (2) African American Medical Network, Inc. ("African American Medical Network"); and (3) KidCARE Medical Television Network, Inc. ("KidCARE TV"). As discussed in more detail below, each of our subsidiaries targets a different consumer base.

Medical Media produces monthly DVD magazines that are distributed to the participating subscribers of PetCARE TV and African American Medical Network. We plan to provide monthly updated programming for KidCARE TV through either monthly DVD magazines or through direct video streaming at each subscribing location. The programming is funded, in part, by commercial advertisers that are reviewed and approved by the advisory boards serving each subsidiary. Our programming is obtained through an annual subscription with updated programming provided directly to the subscribers.

PetCARE TV

PetCARE TV's goal is to provide animal health and welfare education to a large number of consumers of pet products and services while serving as a unique advertising medium for companies that market those goods and services. Our educational programming is currently aired in veterinary practices across the U.S., Canada, Puerto Rico, and Australia where it is viewed by an estimated 6 million pet owners each month. Each month PetCARE TV provides an updated DVD magazine focused on optimal healthcare for animal companions. PetCARE TV also sells an instructional DVD to veterinarians for them to give to their clients, entitled "Welcome Home Your New Friend".

African American Medical Network

African American Medical Network's goal is to provide educational programming to doctor's offices nationwide serving African American patients, and to provide an advertising medium for commercial advertisers to target their goods and services to these consumer patients. Our educational programming is currently aired in hundreds of physician offices across the U.S. and is targeted to the patients of the more than 15,000 doctors who serve the majority of the 35 million U.S. African Americans.

KidCARE TV

KidCARE TV will target parent consumers in pediatric waiting rooms nationwide. KidCARE TV is not yet operational, but plans to establish a collaborative interaction with the viewing audience through its short informational segments developed to create awareness about preventative health measurers along with specific childhood illnesses and issues. These segments are designed to stimulate the viewer to seek further guidance from their pediatrician.
Interspersed   throughout   the   segments,   promotional   pieces  will  appear
demonstrating related health care items. KidCARE TV's primary target for subscribership will be members of the American Academy of Pediatrics. KidCARE TV also sells an instructional DVD to physicians for them to give to their new parents entitled "Welcome Home Your New Baby."

More information about our Company and our subsidiaries can be found on the following websites: www.medicalmediatelevision.com, www.petcaretv.com, www.africanamericanmedicalnetwork.com, and www.kidcaretv.com. These websites serve primarily as an informational tool for prospective subscribers and advertisers, who can log on to find out more about our business and the goods and services that we provide. Prospective subscribers are allowed to view samples of our current programming, review frequently asked questions, review our subscription process, and print out a subscription agreement.

We have expended approximately $7,081,000 through September 30, 2006 in developing our business plan. For the period from the implementation of our current business plan (June 2002) through September 30, 2006, we have generated revenue of $366,529 from advertising and $66,247 from sales of our educational DVD, "Welcome Home Your New Friend," distributed by our PetCARE TV subsidiary. During the same period, we also generated revenue from subscription sales to veterinarian offices of $90,873 of which $33,270 is recorded as deferred revenue.

Development Stage Company; Going Concern Issue

We currently are a development stage company under the provisions of SFAS No. 7, and have negative cash flows from operations and no established source of revenue. We do not anticipate significant revenues from advertising sales or subscription sales until the first quarter of 2007. The foregoing matters raise substantial doubt about the ability of our Company to continue as a going concern. Management does not believe the current cash on hand or its anticipated revenues will be sufficient to retire the full amount of the obligations described in the section entitled "Liquidity and Capital Resources," that mature during the next twelve months. As such, the Company is actively seeking external sources to satisfy these obligations. Failure to obtain such funding would have a material adverse effect on the Company's results of operations and financial condition.

Our plan of operation for the twelve-month period following the date of this Quarterly Report on Form 10-QSB is to continue to develop and market our educational programming. We currently do not have any plans to purchase or sell any significant equipment, nor do we currently anticipate any significant changes in the number of employees. We do not own any real property.

Recent Events

On August 11, 2006, the Company issued a 10% Secured Convertible Promissory Note in the principal amount of $1,302,000 (the "Note") pursuant to the terms of a Note Purchase Agreement by and between the Company and Vicis Capital Master Fund ("Vicis"). The purchase price paid for the Note was (a) $790,000 cash; (b) the surrender of two secured promissory notes each in the principal amount of $50,000; and (c) the surrender of Series AA Convertible Debenture No. 05-0719 in the principal amount of $412,000. Repayment of the Note is guaranteed by the Company's subsidiaries, PetCARE TV, African American Medical Network, and KidCARE TV, and is also secured by a blanket lien encumbering the assets of the Company and its subsidiaries. In addition, as security for the Note, the Company pledged all of the capital stock of its subsidiaries pursuant to a Stock Pledge and Escrow Agreement dated August 11, 2006. The Note contains a number of negative covenants restricting the Company, as discussed in more detail in the Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on August 17, 2006.

On August 11, 2006, as an inducement to Vicis to loan the Company $1,302,000, Philip M. Cohen, the Company's President, executed a Second Amended Employment Agreement in which non-compete provisions were added for a three-year period following the termination of the employment agreement.

Effective August 11, 2006, Randall Maxey resigned as a member of the Company's Board of Directors. The resignation was not the result of a disagreement with the Company on any matter relating to the Company's operations, policies, or practices. The Board of Directors has not yet appointed a new director to fill the vacancy created by his resignation.

On July 25, 2006, the Consulting Agreement between the Company and Saddle Ranch Productions, Inc. dated January 1, 2006, was amended to set out the monthly amount due for services rendered under the contract as well as the addition of a commission for advertising to be sold.

Effective July 25, 2006, by written action completed on August 7, 2006, the Company's shareholders owning an aggregate of 52.6% of the total shares outstanding of the Company, voted to approve the Medical Media Television, Inc. 2006 Equity Incentive Plan with an effective date of May 1, 2006.

On September 1, 2006, Robert Cambridge and African American Medical Network executed a Settlement and Termination Agreement wherein Mr. Cambridge resigned as President of African American Medical Network and his employment agreement was terminated. The resignation was not the result of a disagreement with the Company on any matter relating to the Company's operations, policies, or practices. Until such time as the Company's Board of Directors names a replacement, Mr. Cohen will oversee the network as its Chief Executive Officer.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We evaluate our estimates, including those related to contingencies, on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

The Company generates revenue from three primary sources, namely advertisers on its DVD magazines (the "Advertisers"), subscribers to its networks (the "Subscribers"), and the sale of our instructional DVDs, Welcome Home Your New Friend and Welcome Home Your New Baby. With regard to Advertisers, the Company recognizes revenue over the periods in which the advertisers' commercials appear on its DVD magazine. With regard to Subscribers, revenue is recognized proportionately over the length of the subscription agreement entered into by the Subscribers. With regard to Welcome Home Your New Friend and Welcome Home Your New Baby, revenue is recognized in the period the DVDs are shipped.

Results of Operations

The following discussion and analysis sets forth the major factors that affect the Company's results of operations and financial condition reflected in the unaudited financial statements for the three-month period ended September 30, 2006 and the nine-month period ended September 30, 2006. This discussion and analysis should be read in conjunction with the information contained in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, including the audited financial statements and footnotes included therein.

Results of Operations - Inception (October 2, 1989) to September 30, 2006

From inception to September 30, 2006, we had losses totaling $8,692,933. For this period, our general and administrative costs totaled $4,198,207 or 54% of total operating expenses. DVD production costs totaled $738,334 or 9% of total operating expenses, and sales and marketing costs totaled $2,685,910 or 34% of total operating expenses. The remainder of operating expense is represented by depreciation and amortization that totaled $220,383 or 3% of total operating expenses.

Results of Operations - Comparison of Nine Months Ending September 30, 2006 and 2005

For the nine-month period ending September 30, 2006, we had losses totaling $2,155,673, compared to losses of $1,301,669 for the same period in 2005. This is an increase of $854,004. During the nine-month period ending September 30, 2006, our general and administration costs totaled $929,547 compared to $586,417 for the same period in 2005, which is primarily a result of: (i) costs related to our registration statement on Form SB-2 filed during the first quarter, (ii) placement fees related to the Quiros November Note and the CapitalSmart funding during the first quarter, and (iii) administrative expenses related to the operation of African American Medical Network that we acquired in November 2005. Our DVD production costs totaled $214,268 for the period ending September 30, 2006, compared to $109,570 for the same period in 2005. This increase is a result of additional production efforts related to African American Medical Network. Our sales and marketing costs totaled $854,224 for the nine months ending September 30, 2006, compared to $351,437 for the same period in 2005. This increase is a result of increased sales and marketing efforts related to PetCARE TV and the addition of African American Medical Network. Depreciation and amortization costs totaled $64,645 for the nine months ended September 30, 2006, which includes amortization of certain intangible assets acquired in the acquisition of African American Medical Network.

Results of Operations - Comparison of Three Months Ending September 30, 2006 and 2005

For the three-month period ending September 30, 2006, we had losses totaling $677,513, compared to losses of $336,789 for the same period in 2005. This is an increase of $318,953. During the three-month period ending September 30, 2006, our general and administration costs totaled $319,171 compared to $171,950 for the same period in 2005, which is primarily a result of administrative expenses related to the operation of African American Medical Network that we acquired in November 2005. Our DVD production costs totaled $78,234 for the period ending September 30, 2006, compared to $32,447 for the same period in 2005. This increase is a result of additional production efforts related to African American Medical Network. Our sales and marketing costs totaled $235,490 for the three months ending September 30, 2006, compared to $160,410 for the same period in 2005. This increase is a result of increased sales and marketing efforts related to PetCARE TV and the addition of African American Medical Network. Depreciation and amortization costs totaled $21,404 for the three months ended September 30, 2006, which includes amortization of certain intangible assets acquired in the acquisition of African American Medical Network.

Liquidity and Capital Resources

We have approximately $4,426 of cash on hand as of November 17, 1006. We do not believe that our cash on hand and anticipated revenues will be sufficient to fund our operations through December 2006. Based on the current rate at which we are using capital and our debt obligations which mature over the next twelve months, we believe that we will need to obtain approximately $4 million to continue our operations for the next twelve months. We do not anticipate significant revenues from advertising sales or subscription sales until the first quarter of 2007. We have an aggregate of approximately $916,000 of debt obligations (including accrued interest) which mature over the next six months and an aggregate of approximately $2,348,000 of debt obligations (including accrued interest) which mature over the next twelve months. The foregoing matters raise substantial doubt about the ability of our Company to continue as a going concern. As such, we are actively seeking external sources to satisfy our capital requirements. We are seeking to raise this additional capital through a public or private sale of debt or equity securities, debt financing, or short-term loans. We currently do not have any financing commitments in place, and therefore, cannot give any assurance that we will be able to secure the additional cash or working capital we require to continue our operations. In the event we are unsuccessful in our efforts to secure additional capital, it would have a material adverse effect on the Company's results of operations and financial condition.

The following is a summary of the material terms of our debt obligations.

On May 16, 2002, we issued a non-interest bearing promissory note to James Calaway, a shareholder and former director, in the original principal amount of $100,000 (the "Calaway Note"). At September 30, 2006, the principal balance due on the Calaway Note was $61,000.

In June 2002, we issued the following shareholders non-interest bearing promissory notes (the "Hugo/Turner Notes"), all of which remained due and payable at September 30, 2006:

      o     Daniel V. Hugo, a former officer/director, in the amount of $16,668;
      o     Robert and Janna Hugo, in the amount of $4,000; and
      o     Robert and Jamie Turner, in the amount of $3,332.

On May 6, 2005, the Company issued to Vicis Capital Master Fund ("Vicis") a Series B Convertible Debenture (the "Debenture") in the principal amount of $250,000, and related Series D, Series E and Series F Common Stock Purchase Warrants. The Debenture has a term of 24 months and accrues interest an annual rate of fifteen percent (15%). The Company has the option to pay interest in cash or in shares of its registered common stock at a ten percent (10%) discount to the market price, as calculated pursuant to the express terms of the Debenture. At maturity, Vicis may convert the Debenture into shares of the Company's Common Stock at a price of $2.40 per share. On October 19, 2005, the conversion price was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture described in further detail below.

On November 16, 2005, the Company issued Series AA Convertible Debenture, Series AA Common Stock Purchase Warrants, and Series BB Common Stock Purchase Warrants to Vicis. Pursuant to the terms of the Series AA Convertible Debenture, Vicis loaned the Company an aggregate of $412,000 at an annual rate of interest of sixteen percent (16%). The Series AA Convertible Debenture was cancelled on August 11, 2006 and became part of a Secured Convertible Promissory Note dated August 11, 2006 in the amount of $1,302,000.

On November 16, 2005, the Company issued a Promissory Note for $100,000 to Laurence Wallace (the "Wallace Promissory Note") at an annual interest rate of eight percent (8%). On the maturity date of the Wallace Promissory Note (April 17, 2006), Wallace had the option to execute a debt conversion agreement under which the principal amount of the Wallace Promissory Note would convert into 100,000 units of the Company's securities, each unit consisting of (i) two shares of Medical Media's Common Stock (for an aggregate of 200,000 shares), and
(ii) one Common Stock Purchase Warrant to purchase an additional share of the Company's Common Stock (for an aggregate of 100,000 warrants) with an exercise price of $1.00 per share. On October 12, 2006, the Company and Mr. Wallace entered into a letter of extension whereby the maturity date on the Wallace Promissory Note was extended to April 15, 2007 (the "Extension"). Terms of the Extension include a payment of $5,000 on each of October 1, October 15, November 15, and December 15, 2006, and January 15, February 15, and March 15, 2007, and a final payment on April 15, 2007 of $65,000 plus any accrued and unpaid interest. Terms of the Extension canceled all conversion rights previously granted under the Wallace Promissory Note and issued Wallace three-year Common Stock Purchase Warrants to purchase 100,000 shares of the Company's Common Stock with a fixed exercise price of $0.17 per share. As of November 17, 2006, the balance due is $100,000.

On November 16, 2005, the Company issued a Promissory Note for $200,000 to Carmen Bernstein (the "Bernstein Promissory Note") at an annual interest rate of ten percent (10%). On the maturity date of the Bernstein Promissory Note (December 14, 2005), Bernstein had the option to execute a debt conversion agreement under which the principal amount of the Bernstein Promissory Note would convert into 200,000 units of the Company's securities, each unit consisting of (i) one share of the Company's Common Stock (for an aggregate of 200,000 shares), and (ii) one Common Stock Purchase Warrant to purchase an additional share of the Company's Common Stock (for an aggregate of 200,000 warrants) with an exercise price of $2.00 per share. The Bernstein Promissory Note was extended indefinitely by mutual verbal agreement. As of November 17, 2006, the balance due is $145,000.

On  November  30,  2005,  the  Company  issued to William  H.  Quiros a 12-month
Convertible Promissory Note ("November Quiros Note") for $1,000,000 with interest accruing at the rate of twenty percent (20%) per annum, compounded semi-annually. Interest was to be paid at the end of each calendar quarter in either shares of Series C Zero Coupon Preferred Stock of the Company valued at $1.00 per share, or cash, at the option of Quiros. The Series C Zero Coupon Preferred Stock would convert into shares of the Company's Common Stock on the maturity date of the November Quiros Note at a ten percent (10%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion. On December 31, 2005 the Company issued 8,627 shares of its Series C Zero Coupon Preferred Stock as payment for $8,627 interest accrued through December 31, 2005. The 8,627 shares are convertible into 9,586 shares of the Company's Common Stock. At maturity, Quiros had the option to convert the November Quiros Note into Common Stock of the Company at a fixed conversion price of $.40 per share. The Company also issued Quiros five-year Common Stock Purchase Warrants ("Quiros Warrants") to purchase an aggregate of 2,500,000 shares of common stock at a Fixed Exercise price of $0.75 per share. On July 28, 2006, the Company and Quiros agreed to amend the terms of the November Quiros Note as follows: (i) the Maturity Date was extended to November 30, 2008; (ii) the note would not be convertible until the Maturity Date; (iii) the Company would have the option to repay the note at any time prior to the Maturity Date; (iv) the conversion price on the note was changed to an amount equal to a twenty percent (20%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion, but in no event less than $0.166 per share; (v) quarterly interest payments on the note would be applied toward the balance remaining unpaid under the March Quiros Note (as described below) until such time as the entire $450,000 under the March Quiros Note has been received by the Company, at which time all future interest will accrue, but will not become due and payable until the maturity date; and (vi) certain price ratchets were deleted. The November Quiros Warrants were also amended to delete certain price ratchets. The November Quiros Note and the accompanying Common Stock Purchase Warrants are not convertible or exercisable such that Quiros' overall Common Stock ownership position in the Company exceeds 4.99%; provided, however, that upon Quiros providing the Company with sixty-one (61) days notice (the "Waiver Notice") that he would like to waive this restriction with regard to any or all shares of Common Stock issuable upon exercise of the conversion feature of the November Quiros Note, this restriction will be of no force or effect with regard to all or a portion of the November Quiros Note referenced in the Waiver Notice, and provided further that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the expiration of the term of the November Quiros Note.

On January 27, 2006, the Company and CapitalSmart, LLC, a California limited liability company, ("CSmart") entered into a Note Purchase Agreement pursuant to which CSmart agreed to loan the Company an aggregate of $1,000,000 through installments of $250,000 on February 15, 2006 and $750,000 on March 31, 2006. The Note Purchase Agreement provided that the Company issue Csmart a convertible promissory note in the original aggregate face amount of $1,000,000 (the "CapitalSmart Note") and five-year Common Stock Purchase Warrants to purchase 2,500,000 shares of the Company's Common Stock (the "CSmart Warrants") at a Fixed Exercise Price of $0.75 per share. The Company issued the CSmart Note on February 15, 2006 and issued CSmart 625,000 Warrants. The CSmart Note was to mature twelve months from the date of issuance (the "Maturity Date") and accrued interest at a rate of 20% (compounded semi-annually). Interest was payable at the end of each quarter in either (i) shares of the Company's Series C Zero Coupon Preferred Stock valued a $1.00 per share, or (ii) cash, at the option of CSmart. The first interest payment due on March 31, 2006 of $6,438 was paid on April 1, 2006 in cash. On the Maturity Date, CSmart had the option to convert the CSmart Note into shares of the Company's Common Stock at a fixed conversion price of $0.40 per share. As of July 28, 2006, CSmart had loaned the Company $624,580.50 and CSmart and the Company agreed to cancel the Csmart Note and the outstanding 625,000 CSmart Warrants, and to issue in lieu thereof, separate replacement convertible promissory notes and warrants to the principals of CSmart or to entities controlled by the principals of CSmart. In accordance therewith, four convertible promissory notes in an aggregate amount equal to $1 million were issued to: Softrev Partners, Inc. for $250,000, Gilbert B. Ross for $200,000, William H. Quiros for $450,000, and Steven Port for $100,000. The notes, described in detail herein, were issued on July 28, 2006 with an effective date as to when each principal contributed funds to the Company to be applied toward the CSmart Note balance.

On February 15, 2006, the Company issued a Convertible Promissory Note to Steven
J. Port for $100,000 (the "February Port Note") and five-year Common Stock Purchase Warrants to purchase 250,000 shares of the Company's Common Stock at a Fixed Exercise Price of $0.75 per share (the "February Port Warrants"). The February Port Note was issued as a partial replacement for the CSmart Note for $1,000,000 described above. The February Port Note will mature twelve months from the date of issuance (the "Maturity Date") and accrues interest at the rate of 20% compounded semi-annually. At the option of Port, interest will be paid at the end of each quarter in either (i) shares of the Company's Series C Zero Coupon Preferred Stock valued a $1.00 per share, or (ii) cash. With the consent of both the Company and Port, the February Port Note may be extended for an additional 12 months with the terms of the interest payments remaining the same. The Port Note is not convertible until the Maturity Date. On the Maturity Date, Port has the option to convert the February Port Note into shares of the Company's Common Stock at a price equal to forty cents ($0.40), or an amount equal to a twenty percent (20%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion, with the exception that the Conversion Price shall not be lower than $0.166.

On February 16, 2006, the Company issued a Convertible Promissory Note to Gilbert B. Ross for $200,000 (the "Ross Note") and five-year Common Stock Purchase Warrants to purchase 500,000 shares of the Company's Common Stock at a Fixed Exercise Price of $0.75 per share (the "Ross Warrants"). The Ross Note was issued as a partial replacement for the CSmart Note for $1,000,000 described above. The Ross Note will mature three years from the date of issuance (the "Maturity Date") and accrues interest at the rate of twenty percent (20%) per annum. Interest accrues but is not due and payable until the Maturity Date. With the consent of both the Company and Ross, the Ross Note may be extended for an additional 12-month term, with the terms of the interest payments remaining the same. The Ross Note is not convertible until the Maturity Date. On the Maturity Date, Ross has the option to convert the Ross Note into shares of the Company's Common Stock at a price equal to a twenty percent (20%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion, but in no event shall the Conversion Price be less than $0.166 per share.

On March 31, 2006, the Company issued a Convertible  Promissory  Note to William
H. Quiros for $450,000 (the "March Quiros Note") and agreed to issue five-year Common Stock Purchase Warrants to purchase 1,125,000 shares of the Company's Common Stock at a Fixed Exercise Price of $0.75 per share (the "March Quiros Warrants"). The March Quiros Note was issued as a partial replacement for the CSmart Note for $1,000,000 described above. Per the terms of the November Quiros Note, as amended, quarterly interest payments on the November Quiros Note would be applied toward the balance remaining unpaid under the March Quiros Note until such time as the entire $450,000 under the March Quiros Note has been received by the Company. Additionally, quarterly interest payments on the March Quiros Note would be applied toward the balance remaining unpaid under the March Quiros Note until such time as the entire $450,000 under the March Quiros Note has been received by the Company, at which time all future interest will accrue, but will not become due and payable until the maturity date. The March Quiros Note will mature three years from the date of issuance (the "Maturity Date") and accrues interest at a rate of twenty percent (20%) per annum. Interest accrues but is not due and payable until the Maturity Date. With the consent of both the Company and Quiros, the March Quiros Note may be extended for an additional 12-month term, with the terms of the interest payments remaining the same. The March Quiros Note is not convertible until the Maturity Date. On the Maturity Date, Quiros has the option to convert the March Quiros Note into shares of the Company's Common Stock at a price equal to a twenty percent (20%) discount to the then-current market price based on the average closing price for the twenty
(20) days immediately preceding the conversion, but in no event shall the Conversion Price be less than $0.166 per share. As of September 30, 2006, Mr. Quiros had loaned the Company $128,751 under the March Quiros Note.

On March 31, 2006, the Company issued a Convertible Promissory Note to Elaine G. Edinburg for $10,000 (the "Edinburg Note") and five-year Common Stock Purchase Warrants to purchase 25,000 shares of the Company's Common Stock at a Fixed Exercise Price of $0.75 per share (the "Edinburg Warrants"). The Edinburg Note matures twelve months from the date of issuance (the "Maturity Date") and accrues interest at a rate of twenty percent (20%) compounded semi-annually. At the option of Edinburg, interest will be paid at the end of each quarter in either (i) shares of the Company's Series C Zero Coupon Preferred Stock valued a $1.00 per share, or (ii) cash. On the Maturity Date, Edinburg had the option to convert the Edinburg Note into shares of the Company's Common Stock at a Fixed Conversion Price of $0.40 per share. With the consent of both the Company and Edinburg, the Edinburg Note may be extended for an additional twelve (12) months with the terms of the interest payments remaining the same. On June 20, 2006, Edinburg and the Company agreed to amend the Edinburg Note and Edinburg Warrants as follows: (i) the conversion price was changed to the Investor's option of an amount equal to forty cents ($0.40) or an amount equal to a twenty percent (20%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion, with the exception that the Conversion Price shall not be lower than $0.166; and (ii) price ratchets were deleted. On September 30, 2006, the Company issued 998 shares of its Series C Zero Coupon Preferred Stock as payment for $998 interest accrued through September 30, 2006.

On April 1, 2006, the Company issued a Convertible Promissory Note to Steven J. Port for $125,000 made in installments (the "April Port Note") and five-year Common Stock Purchase Warrants to purchase 312,500 shares of the Company's Common Stock at a Fixed Exercise Price of $0.75 per share (the "April Port Warrants"). The original maturity date of the April Port Note was April 30, 2006 and interest accrues at the rate of twenty percent (20%) per annum. Interest accrues, but is not due and payable until the Maturity Date. The April Port Note automatically extends to the end of each succeeding month until such time as Port provides a 15-day written notice to the Company that the April Port Note may no longer be automatically extended. The terms of interest will remain the same throughout the automatic extension periods. On the Maturity Date, Port has the option to convert the April Port Note into shares of the Company's Common Stock at a price equal to an amount equal to forty cents ($0.40), or an amount equal to a twenty percent (20%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion, with the exception that the Conversion Price shall not be lower than $0.166. On September 30, 2006, the Company issued 11,644 shares of its Series C Zero Coupon Preferred Stock as payment for $11,644 interest accrued through September 30, 2006.

On April 16, 2006, the Company issued a Convertible Promissory Note to Softrev Partners, Inc. for $250,000 (the "Softrev Note") and five-year Common Stock Purchase Warrants to purchase 625,000 shares of the Company's Common Stock at a Fixed Exercise Price of $0.75 per share (the "Softrev Warrants"). The Softrev Note was issued as a partial replacement for the CSmart Note for $1,000,000 described above. The Softrev Note matures three years from the date of issuance (the "Maturity Date") and accrues interest at a rate of twenty percent (20%) per annum. Interest accrues but is not due and payable until the Maturity Date. With the consent of both the Company and Softrev, the Softrev Note may be extended for an additional 12-month term, with the terms of the interest payments remaining the same. The Softrev Note shall not be convertible until the Maturity Date. On the Maturity Date, Softrev has the option to convert the Softrev Note into shares of the Company's Common Stock at a price equal to a twenty percent (20%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion, but in no event shall the Conversion Price be less than $0.166 per share.

On June 1, 2006, the Company issued a Secured Promissory Note to Vicis for $50,000 ("Vicis June 1 Secured Note"). The Vicis June 1 Secured Note was to mature on December 31, 2006 and accrued interest at a rate of eighteen percent (18%) per annum. The Vicis June 1 Secured Note was secured by all accounts receivable due from Butler Animal Health Supply after June 1, 2006, or any other money due the Company from any and all other sources. The Vicis June 1 Secured Note could be prepaid in whole or in part at any time, with a prepayment penalty of $5,492.25. On August 11, 2006, Vicis surrendered the Vicis June 1 Secured Note as partial consideration for the Company's issuance of a Secured Convertible Promissory Note in the principal amount of $1,302,000.

On June 30, 2006, the Company issued a Secured Promissory Note to Vicis for $50,000 ("Vicis June 30 Secured Note"). The Vicis June 30 Secured Note was to mature on January 31, 2007 and accrued interest at a rate of eighteen percent (18%) per annum. The Vicis June 30 Secured Note was secured by all accounts receivable due from Butler Animal Health Supply after June 30, 2006, or any other money due the Company from any and all other sources. The Vicis June 30 Secured Note could be prepaid in whole or in part at any time, with a prepayment penalty of $5,492.25. On August 11, 2006, Vicis surrendered the Vicis June 30 Secured Note as partial consideration for the Company's issuance of a Secured Convertible Promissory Note in the principal amount of $1,302,000. On August 11, 2006, the Company issued a 10% Secured Convertible Promissory Note in the principal amount of $1,302,000 (the "Note") to Vicis pursuant to the terms of a Note Purchase Agreement. As consideration for the Note, Vicis (a) delivered $790,000 in cash (the "Cash Payment"); (b) surrendered two secured promissory notes issued by the Company to Vicis on June 1, 2006, and June 30, 2006, respectively, each in the principal amount of $50,000 (collectively, the "June Notes"); and (c) surrendered a Series AA Convertible Debenture No. 05-0719 issued by the Company to Vicis on July 19, 2005, in the principal amount of $412,000 (the "Debenture"). At any time while the Note remains outstanding, Vicis may convert the outstanding principal balance and any accrued but unpaid interest on the Note into shares of the Company's Common Stock, par value $.0005 per share, at a conversion price of $.166 per share (the "Conversion Shares"). The principal balance of the Note is due in one lump sum payment on August 10, 2007 (the "Maturity Date"), unless earlier converted. Interest on such principal (or any balance thereof outstanding from time to time) accrued at an annual rate of interest of ten percent (10%) and was payable on the Maturity Date. As security for the Company's obligations under the Purchase Agreement and the Note, the Company pledged all of the capital stock of the Company's subsidiaries, PetCARE TV, African American Medical Network, and KidCARE TV (collectively the "Subsidiaries"), pursuant to the terms of a Stock Pledge and Escrow Agreement, dated August 11, 2006. Repayment of the Note is guaranteed by the Subsidiaries and is also secured by a blanket lien encumbering the assets of the Company and the Subsidiaries. As an inducement for Vicis to purchase the Note, Philip M. Cohen, President and Chief Executive Officer of the Company, agreed to amend his employment agreement to include a three (3) year non-compete clause.

From inception through September 30, 2006, we incurred interest expense of $1,257,312. This amount includes accrued interest totaling approximately $187,425. It also includes (i) a $250,000 non-cash payment of interest related to the Victus February Note (in May 2004, we issued 11,905 shares of our Common Stock at $21.00 per share and 23,810 Common Stock Purchase Warrants in lieu of $250,000 in interest due), (ii) a $307,044 payment of interest related to the Edge Notes (which was paid through the issuance of 307,044 shares of Series A Zero Coupon Preferred Stock), (iii) a $312,329 payment of interest related to the Vicis Debentures and Maltzer Note (which was paid through the issuance of 312,239 shares of Series B Zero Coupon Preferred Stock), and (iv) $21,269 in payment of interest related to certain notes which were paid through the issuance of 21,269 shares of Series C Zero Coupon Preferred Stock), and (v) an additional $179,245 in interest paid.

Item 3.     Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this report, the Company carried out an evaluation, under the supervision and with the participation of the Company's Principal Executive Officer and Principal Financial Officer of the effectiveness of the design and operation of the Company's disclosure controls and procedures. The Company's disclosure controls and procedures are designed to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. The Company's Principal Executive Officer and Principal Financial Officer have concluded that the Company's disclosure controls and procedures are, in fact, effective at this reasonable assurance level as of the period covered.

Changes in Internal Controls over Financial Reporting

In connection with the evaluation of the Company's internal controls during the Company's quarter ended September 30, 2006, the Company's Principal Executive Officer and Principal Financial Officer have determined that there are no changes to the Company's internal controls over financial reporting that have materially affected, or are reasonably likely to materially effect, the Company's internal controls over financial reporting.

PART II - OTHER INFORMATION

Item 1.     Legal Proceedings.

None.

Item 2.     Unregistered Sales of Equity Securities and Use of Proceeds.

Unregistered Sales of Equity Securities

On October 12, 2006, the Company issued Laurence Wallace three-year Common Stock Purchase Warrants to purchase 100,000 shares of the Company's Common Stock with a fixed exercise price of $0.17 per share. The Common Stock Purchase Warrants were issued pursuant to a letter of extension whereby the Company and Mr. Wallace agreed to extend the maturity date of a promissory note held by Mr. Wallace from April 17, 2006 to April 15, 2007. The issuance of the Common Stock Purchase Warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2).

Issuer Purchases of Equity Securities

The Company did not repurchase any equity securities during the fiscal quarter ended September 30, 2006.

Item 3.     Defaults upon Senior Securities.

On November 16, 2005, the Company issued a Promissory Note for $200,000 to Carmen Bernstein (the "Bernstein Promissory Note"). The Bernstein Promissory Note accrues interest at an annual rate of ten percent (10%). The entire principal balance plus any accrued but unpaid interest was due on December 14, 2005. As of the date of this filing, the amounts due thereunder have not been repaid, although it has been extended indefinitely by mutual verbal agreement.

On November 16, 2005, the Company issued a Promissory Note for $100,000 to Laurence Wallace (the "Wallace Promissory Note") at an annual interest rate of eight percent (8%). On October 12, 2006, the Company and Mr. Wallace entered into a letter of extension whereby the maturity date on the Wallace Promissory Note was extended to April 15, 2007 (the "Extension"). Terms of the Extension include a payment of $5,000 on each of October 1, October 15, November 15, and December 15, 2006, and January 15, February 15, and March 15, 2007, and a final payment on April 15, 2007 of $65,000 plus any accrued and unpaid interest. As of the date of this filing, the first three payments required to be made pursuant to the Extension have not been made.

Item 4.     Submission of Matters to a Vote of Security Holders.

None.

Item 5.     Other Information.

None.


                  (Remainder of page left intentionally blank.)

Item 6.     Exhibits.

---------- ----------------------- --------------------------------------------------------------------------------------------
Exh. No.   Date of Document                                       Description of Document
---------- ----------------------- --------------------------------------------------------------------------------------------
3.0        January 2, 1997         Amended and Restated Articles of Incorporation of Transition Lifestyle Consultants, Inc. (1)
---------- ----------------------- --------------------------------------------------------------------------------------------
3.1        June 12, 2002           Articles of Amendment to the Articles of Incorporation (name change to PetCARE Television
                                   Network, Inc.) (1)
---------- ----------------------- --------------------------------------------------------------------------------------------
3.2        August 2, 2002          Articles of Amendment to the Articles of Incorporation (Series A Convertible Preferred
                                   Stock). (1)
---------- ----------------------- --------------------------------------------------------------------------------------------
3.3        November 12, 2003       Articles of Amendment to the Articles of Incorporation (Series B Convertible Preferred
                                   Stock). (2)
---------- ----------------------- --------------------------------------------------------------------------------------------
3.4        March 30, 2004          Articles of Amendment to the Articles of Incorporation (amend Series A Convertible
                                   Preferred Stock). (2)
---------- ----------------------- --------------------------------------------------------------------------------------------
3.5        June 10, 2004           Articles of Amendment to the Articles of Incorporation (amend Series B Convertible
                                   Preferred Stock). (3)
---------- ----------------------- --------------------------------------------------------------------------------------------
3.6        March 25, 2005          Articles of Amendment to the Articles of Incorporation (increase in authorized stock). (4)
---------- ----------------------- --------------------------------------------------------------------------------------------
3.7        April 21, 2005          Articles of Amendment to the Articles of Incorporation (name change to Medical Media
                                   Television, Inc.). (4)
---------- ----------------------- --------------------------------------------------------------------------------------------
3.8        July 14, 2005           Articles of Amendment to the Articles of Incorporation (Series A Zero Coupon Preferred;
                                   Series B Zero Coupon Preferred). (5)
---------- ----------------------- --------------------------------------------------------------------------------------------
3.9        November 16, 2005       Articles of Merger. (6)
---------- ----------------------- --------------------------------------------------------------------------------------------
3.10       December 22, 2005       Articles of Amendment to the Articles of Incorporation (Series C Zero Coupon Preferred
                                   Stock). (7)
---------- ----------------------- --------------------------------------------------------------------------------------------
3.11       N/A                     Bylaws of PetCARE Television Network, Inc. (1)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.01      July 25, 2006           Amended Consulting Agreement between the Company and Saddle Ranch Productions, Inc. (8)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.02      July 26, 2006           Common Stock Purchase Warrant from the Company to William H. Quiros (8)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.03      August 11, 2006         Note Purchase Agreement by and between the Company and Vicis Capital Master Fund for a
                                   $1,302,000 loan (9)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.04      August 11, 2006         10% Secured Convertible Promissory Note from the Company to Vicis Capital Master Fund for
                                   $1,302,000 (9)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.05      August 11, 2006         Stock Pledge and Escrow Agreement by and between the Company and Vicis Capital Master
                                   Fund (9)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.06      August 11, 2006         Registration Rights Agreement by and between the Company and Vicis Capital Master Fund (9)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.07      August 11, 2006         Security Agreement by and between the Company and Vicis Capital Master Fund (9)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.08      August 11, 2006         Guaranty Agreement by and between PetCARE Television Network, Inc. and Vicis Capital
                                   Master Fund (9)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.09      August 11, 2006         Guaranty Agreement by and between African American Medical Network, Inc. and Vicis Capital
                                   Master Fund (9)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.10      August 11, 2006         Guaranty Agreement by and between KidCARE Medical Television Network, Inc. and Vicis
                                   Capital Master Fund (9)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.11      August 11, 2006         Guarantor Security Agreement by and between PetCARE Television Network, Inc. and Vicis
                                   Capital Master Fund (9)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.12      August 11, 2006         Guarantor Security Agreement by and between African American Medical Network, Inc. and
                                   Vicis Capital Master Fund (9)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.13      August 11, 2006         Guarantor Security Agreement by and between KidCARE Medical Television Network, Inc. and
                                   Vicis Capital Master Fund (9)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.14      August 11, 2006         Second Amended Employment Agreement between the Company and Philip M. Cohen (9)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.15      August 11, 2006         Resignation letter of Randall Maxey (9)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.16      September 1, 2006       Settlement and Termination Agreement between African American Medical Network, Inc. and
                                   Robert Cambridge (*)
---------- ----------------------- --------------------------------------------------------------------------------------------
10.17      September 29, 2006      Extension agreement between the Company and Laurence Wallace (*)
---------- ----------------------- --------------------------------------------------------------------------------------------

---------- ----------------------- --------------------------------------------------------------------------------------------
Exh. No.   Date of Document                                       Description of Document
---------- ----------------------- --------------------------------------------------------------------------------------------
10.18      September 29, 2006      Common Stock Purchase Warrant to Laurence Wallace (*)
---------- ----------------------- --------------------------------------------------------------------------------------------
23.1       November 17, 2006       Consent of Independent Public Accounting Firm (*)
---------- ----------------------- --------------------------------------------------------------------------------------------
31.1       November 17, 2006       Certification of Chief Executive Officer of Periodic Report pursuant to Rule 13a-14a and
                                   Rule 14d-14(a). (*)
---------- ----------------------- --------------------------------------------------------------------------------------------
31.2       November 17, 2006       Certification of Principal Financial Officer of Periodic Report pursuant to Rule 13a-14a and Rule 15d-14(a). (*)
---------- ----------------------- --------------------------------------------------------------------------------------------
32.1       November 17, 2006       Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350. (*)
---------- ----------------------- --------------------------------------------------------------------------------------------
32.2       November 17, 2006       Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350. (*)
---------- ----------------------- --------------------------------------------------------------------------------------------

      (1)   Previously filed with  Registration  Statement on Form SB-2 filed on
            November 5, 2003.
      (2)   Previously  filed with Form 10-KSB for year ended  December 31, 2003 filed on March 26, 2004.
      (3)   Previously  filed with Form  10-QSB for period  ended June 30,  2004 filed on August 18, 2004.
      (4)   Previously  filed with Form  10-QSB for period  ended March 31, 2005 filed on May 16, 2005.
      (5)   Previously  filed with Form  10-QSB for period  ended June 30,  2005 filed on September 9, 2005.
      (6)   Previously  filed with Form 10-QSB for period  ended  September  30,
            2005 filed on November 21, 2005.
      (7)   Previously filed with Form SB-2 filed on February 10, 2006.
      (8)   Previously  filed with Form  10-QSB for period  ended June 30,  2006 filed on August 21, 2006.
      (9)   Previously filed with Form 8-K dated August 11, 2006 filed on August
            17, 2006.
      (*)   Filed herewith.

                  (Remainder of page left intentionally blank.)

                                   SIGNATURES

      In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Dated:   November 17, 2006            MEDICAL MEDIA TELEVISION, INC.



                                      By: /s/ Philip M. Cohen
                                          --------------------------------------
                                              Philip M. Cohen, President
                                              and Chief Executive Officer


                                      By: /s/ Donald R. Mastropietro
                                          --------------------------------------
                                          Donald R. Mastropietro, Vice President
                                          Finance and Chief Financial Officer

Exhibit 10.16

                      SETTLEMENT AND TERMINATION AGREEMENT
                      ------------------------------------

      This SETTLEMENT AND TERMINATION AGREEMENT (the "Agreement") is made and entered into as of September 1, 2006 subject to satisfaction of the conditions set forth herein, by and between African American Medical Network, Inc., a Florida corporation and wholly-owned subsidiary of Medical Media ("African
American Medical"), and Robert Cambridge, an individual residing at 6624 Springpark, Los Angeles, CA 90056 ("Cambridge"), on the following terms and conditions:

                                    RECITALS

      WHEREAS, African American Medical and Cambridge entered into an Employment Agreement dated November 16, 2005 (the "Employment Agreement") under which Cambridge served as President of African American Medical; and

      WHEREAS, as of the date of this Agreement, Cambridge desires to resign his duties as President and African American Medical desires to accept the resignation; and

      WHEREAS, African American Medical and Cambridge desire to terminate the Employment Agreement on the terms and conditions set forth herein.

                                    AGREEMENT

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Incorporation of Recitals: The Recitals are incorporated herein and are hereby made a part of this Agreement.

2. Termination of Employment Agreement by Cambridge: Cambridge agrees to: (i) terminate his Employment Agreement, (ii) submit his letter of resignation in the form attached hereto as Exhibit "A", and (iii) release and forever discharge African American Medical from and against any and all future claims arising out of, in connection with, or relating to Cambridge having acted as an officer of African American Medical, as more specifically outlined below.

3. Termination of Employment Agreement by African American Medical: African American Medical agrees to: (i) accept the resignation of Cambridge as referenced herein, and (ii) release and forever discharge Cambridge from any against any and all future claims arising out of, in connection with, or relating to the duties of Cambridge as President of African American Medical, as more specifically outlined below.

4. Release and Waiver by Cambridge: Cambridge agrees to release and forever discharge African American Medical, its parent company, its current and former affiliates, employees, officers, directors, stockholders, controlling persons, subsidiaries, successors and assigns (individually a "Releasee" and collectively, "Releasees"), from any and all claims (including any claims for compensation under the Employment Agreement), demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Cambridge now has, has ever had, or may hereafter have against the respective Releasees arising contemporaneously with or prior to the date of this Agreement on account of or arising out of any matter, cause, or event occurring contemporaneously with or prior to the date of this Agreement, including but not limited to, any and all claims arising from the Employment Agreement referred to herein.

5. Release and Waiver by African American Medical: African American Medical agrees to release and forever discharge Cambridge from any and all claims (including any claims for duties to be performed under the Employment
Agreement), demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which African American Medical now has, has ever had, or may hereafter have against the respective Cambridge arising contemporaneously with or prior to the date of this Agreement on account of or arising out of any matter, cause, or event occurring contemporaneously with or prior to the date of this Agreement, including but not limited to, any and all claims arising from the Employment Agreement referred to herein.

6. Mutual Release and Waiver: Each party hereto, for itself and each and all of its respective subsidiaries, affiliates, successors, and assigns, hereby unconditionally and absolutely releases and discharges the other, and each and all of their respective affiliates, successors, assigns, present and former representatives, agents, employees, attorneys, shareholders, officers, and directors of and from any and all claims, demands, debts, payments, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions, and causes of action, of every kind and nature whatsoever arising out of any potential or future claim related to the termination of the Employment Agreement (hereinafter collectively referred to as the "Released Matters").

The release set forth in Section 4, 5, and 6 shall be effective as a full and final accord, satisfaction, and general release of and from all Released Matters.

In that regard, each party further acknowledges that it is aware that it or its attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the Released Matters provided for herein, and that it is each party's intention fully, finally, and forever to settle and release all of its possible claims against the other with respect to all Released Matters. It is expressly understood that the releases contained herein shall be and remain in full force and effect as a full and complete general release with respect to all Released Matters.

7. No Litigation: The parties hereto irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any proceeding of any kind regarding any Released Matter.

8. Indemnification: The parties hereto shall indemnify and hold harmless each other and each released party hereto, from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and reasonable attorney's fees) whether or not involving third party claims, arising directly or indirectly from or in connection with: (a) the assertion by or on behalf of Cambridge of any claim or other matter purported to be released pursuant to this Agreement; and (b) the assertion by any third party of any claim or demand against any released party which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of African American Medical or its affiliates against such third party of any claims or other matters purported to be released pursuant to this Agreement.

9. Representations of Cambridge: Cambridge expressly represents (i) that he entered into this Agreement freely and voluntarily after careful review and consultation with his counsel, (ii) that no future claims may be made against African American Medical or Medical Media Television, Inc. for any perceived causes of action pursuant to the Employment Agreement, and (iii) that he made no verbal representations to African American Medical with respect to any of the matters addressed in this Agreement.

10. Representations of African American Medical: African American Medical expressly represents (i) that it entered into this Agreement freely and voluntarily after careful review and consultation with it counsel, (ii) that no future claims may be made against Cambridge for any perceived causes of action pursuant to the Employment Agreement, and (iii) that it made no verbal representations to Cambridge with respect to any of the matters addressed in this Agreement.

11. Entire Agreement: This Agreement contains the entire Agreement of the parties with respect to these matters (and solely with respect to these matters) and may not be modified in any way except in writing executed by both parties.

12. Authorization: The individual signatories to this Agreement represent that they have been duly authorized to execute this Agreement on behalf of the parties they purport to represent herein.

13. Execution in Counterparts: The parties may execute this Agreement in any number of counterparts, each of which when so executed and delivered (including by facsimile transmission), shall be deemed an original and all of which counterparts, taken together, shall constitute the same agreement.

14. Binding Agreement: This Agreement will bind and inure to the benefit of each of the party's respective predecessors, successors, trustees, receivers, guardians, executors, administrators, heirs, partners, directors, officers, employees, shareholders, agents, beneficiaries and assignees whether or not so expressed.

15. Governing Law: Except to the extent that federal law should provide otherwise, the terms, conditions and provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

16. Headings: The use in this Agreement of headings is for the convenience of reference only. Such headings are not and shall not be considered part of this Agreement nor shall such headings control the construction and interpretation of the terms and conditions hereof.

17. Attorneys' Fees: In the event that either party hereto brings an action or other proceeding to enforce or interpret this Agreement, the prevailing party in that action or proceeding (including, without limitation, any action or proceeding pursued in any bankruptcy or other similar proceeding filed by or against African American Medical or Cambridge) shall be entitled to have and recover from the non-prevailing party all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys' fees) as the prevailing party may suffer or incur in the pursuit or defense of such action or proceeding.

                            [Signature page follows]

      IN WITNESS WHEREOF, each of the parties hereto have caused this instrument to be signed by themselves or their duly authorized agents as of the date set forth in the first paragraph of this Agreement.


African American Medical Network, Inc.


By:  /s/Philip M. Cohen
     ----------------------------------
        Philip M. Cohen, CEO



     /s/Robert Cambridge
     ----------------------------------
        Robert Cambridge

                                ROBERT CAMBRIDGE
                                 6624 Springpark
                              Los Angeles, CA 90056


September 1, 2006


Mr. Philip M. Cohen, CEO
African American Medical Network, Inc.
8406 Benjamin
Road, Suite C
Tampa, FL  33634

         Re:      Resignation

Dear Mr. Cohen:

Please consider this letter my resignation as President of African American Medical Network, Inc. effective this date. My resignation is provided in connection with the Settlement and Termination Agreement between African American Medical Network, Inc. and me dated September 1, 2006, and was not the result of a disagreement with the Company on any matter relating to the Company's operations, policies, or practices.

Sincerely,

/s/Robert Cambridge

Robert Cambridge

Exhibit 10.17

                     Medical Media Television, Inc. |logo|

September 29, 2006

Mr. Laurence Wallace
3949 W.37th Avenue
Vancouver, BC V6N 2W4
Canada

Dear Mr. Wallace:

In light of our current default in payment of our $100,000 promissory note dated April 18, 2005, we would like to suggest the following repayment schedule and change in terms. This is a repayment schedule we feel confident that we can meet.


      1)    The promissory note will be extended until April 15, 2007.
      2)    Payment under the promissory note will be made as follows:
            o     $5,000 on October 1, 2006
            o $5,000 on October 15, 2006, November 15, 2006, December 15, 2006, January 15, 2007, February 15, 2007, and March 15, 2007.
            o The remaining principal balance of $65,000 and any accrued and unpaid interest on April 15, 2007.
      3) Should any of the above outlined payments not be made on or before the fifth business day of each month, a late fee of five percent (5%) of the payment due will be incurred.
      4) You will be issued common Stock purchase warrants for 100,000 shares of the Company's common stock with the exercise price of $0.17 per share. The warrants will be for three years.
      5)    All conversion rights under the promissory note are cancelled.

If you are in agreement with the above terms, please sign where indicated and return a copy by fax to 813-434-2024.

Yours truly,

/s/ Donald R. Mastropietro


MEDICAL MEDIA TELEVISION, INC.
Donald R. Mastropietro
SR. Vice President Finance/CFO


AGREED TO AND ACKNOWLEDGED BY:

/s/ Laurence Wallace                               Date: 9/29/06
-----------------------------------                     ------------------------
Laurence Wallace

Exhibit 10.18 - Common Stock Purchase Warrant to Laurence Wallace

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR MEDICAL MEDIA TELEVISION, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO MEDICAL MEDIA TELEVISION, INC. THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

                               WARRANT TO PURCHASE

                             SHARES OF COMMON STOCK

                                       OF

                         MEDICAL MEDIA TELEVISION, INC.


                           Expires September 28, 2009

                                                       Number of Shares: 100,000
Date of Issuance: September 29, 2006                   Warrant No.:W-W092906


      FOR VALUE RECEIVED, subject to the provisions hereinafter set forth, the undersigned, Medical Media Television, Inc., a Florida corporation (together with its successors and assigns, the "Issuer"), hereby certifies that Laurence Wallace. (or registered assigns) is entitled to subscribe for and purchase, during the Term (as hereinafter defined), One hundred thousand (100,000) shares (subject to adjustment as hereinafter provided) of the duly authorized, validly issued, fully paid and non-assessable Common Stock of the Issuer, at an exercise price per share of $.17 subject, however, to the provisions and upon the terms and conditions hereinafter set forth. Capitalized terms used in this Warrant and not otherwise defined herein shall have the respective meanings specified in
Section 9 hereof.

      1. Term. The term of this Warrant shall commence on September 29, 2006 and shall expire at 5:00 p.m., Eastern Time, on September 28, 2009 (such period being the "Term").

      2. Method of Exercise Payment; Issuance of New Warrant; Transfer and Exchange.

      (a) Time of Exercise. The purchase rights represented by this Warrant may be exercised in whole or in part during the Term commencing on September 29, 2006 and expiring on September 28, 2009.

      (b) Method of Exercise. The Holder hereof may exercise this Warrant, in whole or in part, by the surrender of this Warrant (with the exercise form attached hereto duly executed) at the principal office of the Issuer, and by the payment to the Issuer of an amount of consideration therefor equal to the Warrant Price, payable at such Holder's election by certified or official bank check or by wire transfer to an account designated by the Issuer.

      (c) Issuance of Stock Certificates. In the event of any exercise of the rights represented by this Warrant in accordance with and subject to the terms and conditions hereof, (i) certificates for the shares of Warrant Stock so purchased shall be dated the date of such exercise and delivered to the Holder hereof within a reasonable time, not exceeding three (3) Trading Days after such exercise and the Holder hereof shall be deemed for all purposes to be the holder of the shares of Warrant Stock so purchased as of the date of such exercise and, unless this Warrant has expired, a new Warrant representing the number of shares of Warrant Stock, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder hereof at the Issuer's expense within such time.

      (d) Transferability of Warrant. Subject to provisions herein, this Warrant may be transferred by a Holder without the consent of the Issuer. If transferred pursuant to this paragraph and subject to the provisions of subsection (f) of this Section 2, this Warrant may be transferred on the books of the Issuer by the Holder hereof in person or by duly authorized attorney, upon surrender of this Warrant at the principal office of the Issuer, properly endorsed (by the Holder executing an assignment in the form attached hereto) and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. This Warrant is exchangeable at the principal office of the Issuer for Warrants for the purchase of the same aggregate number of shares of Warrant Stock, each new Warrant to represent the right to purchase such number of shares of Warrant Stock as the Holder hereof shall designate at the time of such exchange. All Warrants issued on transfers or exchanges shall be dated as of the Original Issue Date and shall be identical with this Warrant except as to the name of the Holder or the number of shares of Warrant Stock, as applicable.

      (e) Continuing Rights of Holder. The Issuer will, at the time of or at any time after each exercise of this Warrant, upon the request of the Holder hereof, acknowledge in writing the extent, if any, of its continuing obligation to afford to such Holder all rights to which such Holder shall continue to be entitled after such exercise in accordance with the terms of this Warrant, provided that if any such Holder shall fail to make any such request, the failure shall not affect the continuing obligation of the Issuer to afford such rights to such Holder.

      (f) Compliance with Securities Laws.

            (i) The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant or the shares of Warrant Stock to be issued upon exercise hereof are being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any shares of Warrant Stock to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws.

            (ii) Except as provided in paragraph (iii) below, this Warrant and all certificates representing shares of Warrant Stock issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form:

            THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR MEDICL MEDIA TELEVISION, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO MEDICAL MEDIA TELEVISION, INC. THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

            (iii) The Issuer agrees to reissue this Warrant or certificates representing any of the Warrant Stock, without the legend set forth above if at such time, prior to making any transfer of any such securities, the Holder shall give written notice to the Issuer describing the manner and terms of such transfer and removal as the Issuer may reasonably request. Such proposed transfer and removal will not be effected until: (a) either
      (i) the Issuer has received an opinion of counsel reasonably satisfactory to the Issuer, to the effect that the registration of such securities under the Securities Act is not required in connection with such proposed transfer, (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Issuer with the Securities and Exchange Commission and has become effective under the Securities Act,
      (iii) the Issuer has received other evidence reasonably satisfactory to the Issuer that such registration and qualification under the Securities Act and state securities laws are not required, or (iv) the Holder provides the Issuer with reasonable assurances that such security can be sold pursuant to Rule 144 under the Securities Act; and (b) either (i) the Issuer has received an opinion of counsel reasonably satisfactory to the Issuer, to the effect that registration or qualification under the securities or "blue sky" laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or "blue sky" laws has been effected or a valid exemption exists with respect thereto. The Issuer will respond to any such notice from a holder within five (5) business days. In the case of any proposed transfer under this Section, the Issuer will use reasonable efforts to comply with any such applicable state securities or "blue sky" laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified, (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject, or (z) to comply with state securities or "blue sky" laws of any state for which registration by coordination is unavailable to the Issuer. The restrictions on transfer contained in this Section shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Warrant.

      (g) In no event may the Holder exercise this Warrant in whole or in part unless the Holder is an "accredited investor" as defined in Regulation D under the Securities Act.

      3. Stock Fully Paid; Reservation and Listing of Shares; Covenants.

      (a) Stock Fully Paid. The Issuer represents, warrants, covenants and agrees that all shares of Warrant Stock which may be issued upon the exercise of this Warrant or otherwise hereunder will, when issued in accordance with the terms of this Warrant, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by or through Issuer. The Issuer further covenants and agrees that during the period within which this Warrant may be exercised, the Issuer will at all times have authorized and reserved for the purpose of the issue upon exercise of this Warrant a sufficient number of shares of Common Stock to provide for the exercise of this Warrant.

      (b) Reservation. If any shares of Common Stock required to be reserved for issuance upon exercise of this Warrant or as otherwise provided hereunder require registration or qualification with any governmental authority under any federal or state law before such shares may be so issued, the Issuer will in good faith use its reasonable best efforts as expeditiously as possible at its expense to cause such shares to be duly registered or qualified. If the Issuer shall list any shares of Common Stock on any securities exchange or market it will, at its expense, list thereon, maintain and increase when necessary such listing, of all shares of Warrant Stock from time to time issued upon exercise of this Warrant or as otherwise provided hereunder (provided that such Warrant Stock has been registered pursuant to a registration statement under the Securities Act then in effect), and, to the extent permissible under the applicable securities exchange rules, all unissued shares of Warrant Stock which are at any time issuable hereunder, so long as any shares of Common Stock shall be so listed. The Issuer will also so list on each securities exchange or market, and will maintain such listing of, any other securities which the Holder of this Warrant shall be entitled to receive upon the exercise of this Warrant if at the time any securities of the same class shall be listed on such securities exchange or market by the Issuer.

      (c) Covenants. The Issuer shall not by any action including, without limitation, amending the Articles of Incorporation or the by-laws of the Issuer, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder hereof against dilution (to the extent specifically provided herein) or impairment. Without limiting the generality of the foregoing, the Issuer will (i) not permit the par value, if any, of its Common Stock to exceed the then effective Warrant Price, (ii) not amend or modify any provision of the Articles of Incorporation or by-laws of the Issuer in any manner that would adversely affect the rights of the Holders of the Warrants in their capacity as Holders of the Warrants, (iii) take all such action as may be reasonably necessary in order that the Issuer may validly and legally issue fully paid and nonassessable shares of Common Stock, free and clear of any liens, claims, encumbrances and restrictions (other than as provided herein) upon the exercise of this Warrant, and (iv) use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be reasonably necessary to enable the Issuer to perform its obligations under this Warrant.

      (d) Loss, Theft, Destruction of Warrants. Upon receipt of evidence satisfactory to the Issuer of the ownership of and the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security satisfactory to the Issuer or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Issuer will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same number of shares of Common Stock.

      4. Adjustment of Warrant Price and Warrant Share Number. The number of shares of Common Stock for which this Warrant is exercisable, and the price at which such shares may be purchased upon exercise of this Warrant, shall be subject to adjustment from time to time as set forth in this Section 4. The Issuer shall give the Holder notice of any event described below which requires an adjustment pursuant to this Section 4 in accordance with Section 5.

      (a) Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale.

            (i) In case the Issuer after the Original Issue Date shall do any of the following (each, a "Triggering Event"): (a) consolidate or merge with or into another corporation where the holders of outstanding Voting Stock prior to such merger or consolidation do not own over 50% of the outstanding Voting Stock of the merged or consolidated entity immediately after such merger or consolidation, or (b) sell all or substantially all of its properties or assets to any other Person, or (c) change the Common Stock to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 4(b) or Section 4(c)), or (d) effect a capital reorganization (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 4(b) or Section 4(c)), then, and in the case of each such Triggering Event, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Warrant, the Holder of this Warrant shall be entitled upon the exercise hereof at any time after the consummation of such Triggering Event, to the extent this Warrant is not exercised prior to such Triggering Event, to receive at the Warrant Price in effect at the time immediately prior to the consummation of such Triggering Event in lieu of the Common Stock issuable upon such exercise of this Warrant prior to such Triggering Event, the securities, cash and property to which such Holder would have been entitled upon the consummation of such Triggering Event if such Holder had exercised the rights represented by this Warrant immediately prior thereto, subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 4.

            (ii) Notwithstanding anything contained in this Warrant to the contrary, a Triggering Event shall not be deemed to have occurred if, prior to the consummation thereof, each Person (other than the Issuer) which may be required to deliver any securities, cash or property upon the exercise of this Warrant as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holder of this Warrant, (A) the obligations of the Issuer under this Warrant (and if the Issuer shall survive the consummation of such Triggering Event, such assumption shall be in addition to, and shall not release the Issuer from, any continuing obligations of the Issuer under this Warrant) and (B) the obligation to deliver to such Holder such shares of securities, cash or property as, in accordance with the foregoing provisions of this subsection (a), such Holder shall be entitled to receive, and such Person shall have similarly delivered to such Holder a written acknowledgement executed by the President or Chief Financial Officer of the Company, stating that this Warrant shall thereafter continue in full force and effect and the terms hereof (including, without limitation, all of the provisions of this subsection (a)) shall be applicable to the securities, cash or property which such Person may be required to deliver upon any exercise of this Warrant or the exercise of any rights pursuant hereto.

         (b) Stock Dividends, Subdivisions and Combinations. If at any time the Issuer shall:

            (i) make or issue or set a record date for the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, shares of Common Stock,

            (ii) effect a stock split of its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

            (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then (1) the number of shares of Common Stock for which this Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock for which this Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (2) the Warrant Price then in effect shall be adjusted to equal (A) the Warrant Price then in effect multiplied by the number of shares of Common Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of shares of Common Stock for which this Warrant is exercisable immediately after such adjustment.

Notwithstanding the foregoing, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Warrant Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

      (c) Certain Other Distributions. If at any time the Issuer shall make or issue or set a record date for the determination of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution of:

            (i) cash (other than a cash dividend payable out of earnings or earned surplus legally available for the payment of dividends under the laws of the jurisdiction of incorporation of the Issuer),

            (ii) any evidences of its indebtedness, any shares of stock of any class or any other securities or property of any nature whatsoever (other than cash, Common Stock Equivalents or Additional Shares of Common Stock), or

            (iii) any warrants or other rights to subscribe  for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property of any nature whatsoever (other than cash, Common Stock Equivalents or Additional Shares of Common Stock),

then (1) the number of shares of Common Stock for which this Warrant is exercisable shall be adjusted to equal the product of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such adjustment multiplied by a fraction (A) the numerator of which shall be the Per Share Market Value of Common Stock at the date of taking such record and (B) the denominator of which shall be such Per Share Market Value minus the amount allocable to one share of Common Stock of any such cash so distributable and of the fair value (as determined in good faith by the Board of Directors of the Issuer and supported by an opinion from an investment banking firm of recognized national standing acceptable to (but not affiliated with) the Holder) of any and all such evidences of indebtedness, shares of stock, other securities or property or warrants or other subscription or purchase rights so distributable, and (2) the Warrant Price then in effect shall be adjusted to equal (A) the Warrant Price then in effect multiplied by the number of shares of Common Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of shares of Common Stock for which this Warrant is exercisable immediately after such adjustment. A reclassification of the Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by the Issuer to the holders of its Common Stock of such shares of such other class of stock within the meaning of this Section 4(c) and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 4(b).

Notwithstanding the foregoing, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Warrant Price shall be adjusted pursuant to this
Section  4(d)  as  of  the  time  of  actual   payment  of  such   dividends  or
distributions.

      (d) Purchase of Common Stock by the Issuer. If the Issuer at any time while this Warrant is outstanding shall, directly or indirectly through a Subsidiary or otherwise, purchase, redeem or otherwise acquire any shares of Common Stock at a price per share greater than the Per Share Market Value, then the Warrant Price upon each such purchase, redemption or acquisition shall be adjusted to that price determined by multiplying such Warrant Price by a fraction (i) the numerator of which shall be the number of shares of Outstanding Common Stock immediately prior to such purchase, redemption or acquisition minus the number of shares of Common Stock which the aggregate consideration for the total number of such shares of Common Stock so purchased, redeemed or acquired would purchase at the Per Share Market Value; and (ii) the denominator of which shall be the number of shares of Outstanding Common Stock immediately after such purchase, redemption or acquisition. For the purposes of this subsection, the date as of which the Per Share Market Price shall be computed shall be the earlier of (x) the date on which the Issuer shall enter into a firm contract for the purchase, redemption or acquisition of such Common Stock, or (y) the date of actual purchase, redemption or acquisition of such Common Stock. For the purposes of this subsection, a purchase, redemption or acquisition of a Common Stock Equivalent shall be deemed to be a purchase of the underlying Common Stock, and the computation herein required shall be made on the basis of the full exercise, conversion or exchange of such Common Stock Equivalent on the date as of which such computation is required hereby to be made, whether or not such Common Stock Equivalent is actually exercisable, convertible or exchangeable on such date.

      (e) Other Provisions applicable to Adjustments under this Section. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock for which this Warrant is exercisable and the Warrant Price then in effect provided for in this Section 4:

            (i)  Fractional  Interests.  In  computing  adjustments  under  this
Section 4, fractional interests in Common Stock shall be taken into account to the nearest one one-hundredth (1/100th) of a share.

            (ii) When Adjustment Not Required. If the Issuer shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

      (f) Form of Warrant after Adjustments. The form of this Warrant need not be changed because of any adjustments in the Warrant Price or the number and kind of Securities purchasable upon the exercise of this Warrant.

      (g) Escrow of Warrant Stock. If after any property becomes distributable pursuant to this Section 4 by reason of the taking of any record of the holders of Common Stock, but prior to the occurrence of the event for which such record is taken, and the Holder exercises this Warrant, any shares of Common Stock issuable upon exercise by reason of such adjustment shall be deemed the last shares of Common Stock for which this Warrant is exercised (notwithstanding any other provision to the contrary herein) and such shares or other property shall be held in escrow for the Holder by the Issuer to be issued to the Holder upon and to the extent that the event actually takes place, upon payment of the current Warrant Price. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be cancelled by the Issuer and escrowed property returned.

      5. Notice of Adjustments. Whenever the Warrant Price or Warrant Share Number shall be adjusted pursuant to Section 4 hereof (for purposes of this Section 5, each an "adjustment"), the Issuer shall cause its Chief Financial
Officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Warrant Price and Warrant Share Number after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder of this Warrant promptly after each adjustment. Any dispute between the Issuer and the Holder of this Warrant with respect to the matters set forth in such certificate may at the option of the Holder of this Warrant be submitted to one of the national accounting firms currently known as the "big four" selected by the Holder, provided that the Issuer shall have ten (10) days after receipt of notice from such Holder of its selection of such firm to object thereto, in which case such Holder shall select another such firm and the Issuer shall have no such right of objection. The firm selected by the Holder of this Warrant as provided in the preceding sentence shall be instructed to deliver a written opinion as to such matters to the Issuer and such Holder within thirty (30) days after submission to it of such dispute. Such opinion shall be final and binding on the parties hereto.

      6. Fractional Shares. No fractional shares of Warrant Stock will be issued in connection with any exercise hereof, but in lieu of such fractional shares, the Issuer shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Per Share Market Value then in effect.

      7. Ownership Cap and Certain Exercise Restrictions.

      (a) Notwithstanding anything to the contrary set forth in this Warrant, at no time may a Holder of this Warrant exercise this Warrant if the number of shares of Common Stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares of Common Stock owned by such Holder at such time, the number of shares of Common Stock which would result in such Holder owning more than 4.999% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of this Warrant providing the Issuer with sixty-one (61) days notice (pursuant to Section 13 hereof) (the "Waiver Notice") that such Holder would like to waive this Section 7(a) with regard to any or all shares of Common Stock issuable upon exercise of this Warrant, this Section 7(a) will be of no force or effect with regard to all or a portion of the Warrant referenced in the Waiver Notice; provided, further, that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the expiration of the term of this Warrant.

      (b) The Holder may not exercise the Warrant hereunder to the extent such exercise would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon exercise of the Warrant held by the Holder after application of this Section; provided, however, that upon a holder of this Warrant providing the Company with a Waiver Notice that such holder would like to waive this Section 7(b) with regard to any or all shares of Common Stock issuable upon exercise of this Warrant, this Section 7(b) shall be of no force or effect with regard to those shares of Warrant Stock referenced in the Waiver Notice; provided, further, that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the expiration of the term of this Warrant.

      8. Registration Rights. The shares of Common Stock issuable upon exercise of this Warrant shall have standard "piggyback" registration rights.

      9. Definitions. For the purposes of this Warrant, the following terms have the following meanings:

            "Articles of Incorporation" means the Articles of Incorporation of the Issuer as in effect on the Original Issue Date, and as hereafter from time to time amended, modified, supplemented or restated in accordance with the terms hereof and thereof and pursuant to applicable law.

            "Board" shall mean the Board of Directors of the Issuer.

            "Capital Stock" means and includes (i) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including, without limitation, shares of preferred or preference stock, (ii) all partnership interests (whether general or limited) in any Person which is a partnership, (iii) all membership interests or limited liability company interests in any limited liability company, and (iv) all equity or ownership interests in any Person of any other type.

            "Common Stock" means the Common Stock, par value $.0005 per share, of the Issuer and any other Capital Stock into which such stock may hereafter be changed.

            "Convertible Securities" means evidences of Indebtedness, shares of Capital Stock or other Securities which are or may be at any time convertible into or exchangeable for Additional Shares of Common Stock. The term "Convertible Security" means one of the Convertible Securities.

            "Governmental Authority" means any governmental, regulatory or self-regulatory entity, department, body, official, authority, commission, board, agency or instrumentality, whether federal, state or local, and whether domestic or foreign.

            "Holders" mean the Persons who shall from time to time own any Warrant. The term "Holder" means one of the Holders.

            "Independent Appraiser" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Issuer) that is regularly engaged in the business of appraising the Capital Stock or assets of corporations or other entities as going concerns, and which is not affiliated with either the Issuer or the Holder of any Warrant.

            "Issuer"   means   Medical   Media   Television,   Inc.,  a  Florida
      corporation, and its successors.

            "Majority Holders" means at any time the Holders of Warrants exercisable for a majority of the shares of Warrant Stock issuable under the Warrants at the time outstanding.

            "Original Issue Date" means September 29, 2006.

            "OTC Bulletin Board" means the over-the-counter electronic bulletin board.

            "Other Common" means any other Capital Stock of the Issuer of any class which shall be authorized at any time after the date of this Warrant (other than Common Stock) and which shall have the right to participate in the distribution of earnings and assets of the Issuer without limitation as to amount.

            "Outstanding Common Stock" means, at any given time, the aggregate amount of outstanding shares of Common Stock, assuming full exercise, conversion or exchange (as applicable) of all options, warrants and other Securities which are convertible into or exercisable or exchangeable for, and any right to subscribe for, shares of Common Stock that are outstanding at such time.

            "Person" means an individual, corporation, limited liability company, partnership, joint stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity of whatever nature.

            "Per Share Market Value" means on any particular date (a) the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or
      (b) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (c) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by the Board in good faith; provided, however, that the Majority Holders, after receipt of the determination by the Board, shall have the right to select, jointly with the Issuer, an Independent Appraiser, in which case, the fair market value shall be the determination by such Independent Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period. The determination of fair market value shall be based upon the fair market value of the Issuer determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value, and shall be final and binding on all parties. In determining the fair market value of any shares of Common Stock, no consideration shall be given to any restrictions on transfer of the Common Stock imposed by agreement or by federal or state securities laws, or to the existence or absence of, or any limitations on, voting rights.

            "Securities" means any debt or equity securities of the Issuer, whether now or hereafter authorized, any instrument convertible into or exchangeable for Securities or a Security, and any option, warrant or other right to purchase or acquire any Security. "Security" means one of the Securities.

            "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute then in effect.

            "Subsidiary" means any corporation at least 50% of whose outstanding Voting Stock shall at the time be owned directly or indirectly by the Issuer or by one or more of its Subsidiaries, or by the Issuer and one or more of its Subsidiaries.

            "Term" has the meaning specified in Section 1 hereof.

            "Trading Day" means (a) a day on which the Common Stock is traded on the OTC Bulletin Board, or (b) if the Common Stock is not traded on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

            "Voting Stock" means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the Board of Directors (or other governing body) of such corporation, other than Capital Stock having such power only by reason of the happening of a contingency.

            "Warrants" means this Warrant, and any other warrants of like tenor issued in substitution or exchange for any thereof pursuant to the provisions of Section 2(c), 2(d) or 2(e) hereof or of any of such other Warrants.

            "Warrant Price" initially means U.S. $.17, as such Warrant Price may be adjusted from time to time as shall result from the adjustments specified in this Warrant, including Section 4 hereto.

            "Warrant Share Number" means at any time the aggregate number of shares of Warrant Stock which may at such time be purchased upon exercise of this Warrant, after giving effect to all prior adjustments and increases to such number made or required to be made under the terms hereof.

            "Warrant Stock" means Common Stock issuable upon exercise of any Warrant or Warrants or otherwise issuable pursuant to any Warrant or Warrants.

      10. Other Notices. In case at any time:

                        (A) the Issuer shall make any distributions to the holders of Common Stock; or

                        (B) the Issuer shall authorize the granting to all holders of its Common Stock of rights to subscribe for or purchase any shares of Capital Stock of any class or other rights; or

                        (C) there shall be any reclassification of the Capital Stock of the Issuer; or

                        (D) there shall be any capital reorganization by the Issuer; or

                        (E) there shall be any (i) consolidation or merger involving the Issuer or (ii) sale, transfer or other disposition of all or substantially all of the Issuer's property, assets or business (except a merger or other reorganization in which the Issuer shall be the surviving corporation and its shares of Capital Stock shall continue to be outstanding and unchanged and except a consolidation, merger, sale, transfer or other disposition involving a wholly-owned Subsidiary); or

                        (F) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Issuer or any partial liquidation of the Issuer or distribution to holders of Common Stock;

then, in each of such cases, the Issuer shall give written notice to the Holder of the date on which (i) the books of the Issuer shall close or a record shall be taken for such dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up, as the case may be, shall take place. Such notice also shall specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their certificates for Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up, as the case may be. Such notice shall be given at least twenty
(20) days prior to the record date or effective date for the event specified in such notice.

      11. Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Issuer and the Majority Holders; provided, however, that no such amendment or waiver shall reduce the Warrant Share Number, increase the Warrant Price, shorten the period during which this Warrant may be exercised or modify any provision of this Section 11 without the consent of the Holder of this Warrant.

      12. Governing Law. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

      13. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earlier of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice prior to 5:00 p.m., eastern time, on a Trading Day, (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice later than 5:00 p.m., eastern time, on any date and earlier than 11:59 p.m., eastern time, on such date, (iii) the Trading Day following the date of mailing, if sent by overnight delivery by nationally recognized overnight courier service or (iv) actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be with respect to the Holder of this Warrant or of Warrant Stock issued pursuant hereto, addressed to such Holder at its last known address or facsimile number appearing on the books of the Issuer maintained for such purposes, or with respect to the Issuer, addressed to:

                                   Medical Media Television, Inc.
                                   8406 Benjamin Road, Suite C
                                   Tampa, Florida 33634
                                   Attention: Philip M. Cohen, President and CEO Tel. No.: (813) 888-7330
                                   Fax No.:  (813) 888-7375

Copies of notices to the Issuer shall be sent to Bush Ross Gardner Warren & Rudy, P.A., Attn: John N. Giordano, 220 S. Franklin Street, Tampa, FL 33601, Tel No. (813) 224-9255, Fax. No. (813) 224-9230. Copies of notices to the Holder shall be sent to Laurence Wallace, 3949 W. 37th Avenue, Vancouver, BC V6N 2W4, Canada . Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

      14. Warrant Agent. The Issuer may, by written notice to each Holder of this Warrant, appoint an agent having an office in Tampa, Florida for the purpose of issuing shares of Warrant Stock on the exercise of this Warrant pursuant to subsection (b) of Section 2 hereof, exchanging this Warrant pursuant to subsection (d) of Section 2 hereof or replacing this Warrant pursuant to subsection (d) of Section 3 hereof, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

      15. Remedies. The Issuer stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Issuer in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

      16. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Issuer, the Holder hereof and (to the extent provided herein) the Holders of Warrant Stock issued pursuant hereto, and shall be enforceable by any such Holder or Holder of Warrant Stock.

      17. Modification and Severability. If, in any action before any court or agency legally empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Warrant, but this Warrant shall be construed as if such unenforceable provision had never been contained herein.

      18. Headings. The headings of the Sections of this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

      IN WITNESS WHEREOF, the Issuer has executed this Warrant as of the day and year first above written.


                                   MEDICAL MEDIA TELEVISION, INC.



                                   By: /s/ Philip M. Cohen
                                       -----------------------------------------
                                           Philip M. Cohen
                                           President and Chief Executive Officer

                                  EXERCISE FORM

                         MEDICAL MEDIA TELEVISION, INC.

The undersigned _______________, pursuant to the provisions of the within Warrant, hereby elects to purchase _____ shares of Common Stock of Medical Media Television, Inc. covered by the within Warrant.

Dated: _________________            Signature
                                              __________________________________

                                    Address   __________________________________
                                              __________________________________


Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the date of Exercise: _________________________


                                   ASSIGNMENT

FOR VALUE RECEIVED, _________________ hereby sells, assigns and transfers unto __________________ the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint _____________, attorney, to transfer the said Warrant on the books of the within named corporation.

Dated: _________________            Signature
                                              __________________________________

                                    Address   __________________________________
                                              __________________________________


                               PARTIAL ASSIGNMENT

FOR VALUE RECEIVED, _________________ hereby sells, assigns and transfers unto __________________ the right to purchase _________ shares of Warrant Stock evidenced by the within Warrant together with all rights therein, and does irrevocably constitute and appoint ___________________, attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated: _________________            Signature
                                              __________________________________

                                    Address   __________________________________
                                              __________________________________


                           FOR USE BY THE ISSUER ONLY:

This Warrant No. W-___ canceled (or transferred or exchanged) this _____ day of ___________, _____, shares of Common Stock issued therefor in the name of
_______________, Warrant No. W-_____ issued for ____ shares of Common Stock in the name of _______________.

Exhibit 23.1 - Consent of Accountant


                         BAUMANN, RAYMONDO & COMPANY PA
                          CERTIFIED PUBLIC ACCOUNTANTS
                              405 NORTH REO STREET
                                    SUITE 200
                              TAMPA, FLORIDA 33609




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:               Medical Media Television, Inc.
                  Form 10-QSB for period ended September 30, 2006

Gentlemen:

With respect to the subject Form 10QSB, we acknowledge our awareness of the use of our report dated November 17, 2006 related to our review of the interim financial information.

Very truly yours,

/s/Baumann, Raymondo & Company P A
----------------------------------
Baumann, Raymondo & Company P A
Certified Public Accountants
Tampa, Florida
November 20, 2006

EXHIBIT 31.1

                            CERTIFICATION PURSUANT TO
                                 SECTION 302 OF
                         THE SARBANES-OXLEY ACT OF 2002

I, Philip M. Cohen, certify that:

(1) I have reviewed this quarterly report on Form 10-QSB of Medical Media Television, Inc.;

(2) Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3) Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4) The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

      (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

      (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

(5) The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

      (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

      (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

November 17, 2006                          /s/ Philip M. Cohen
                                           -------------------------------------
                                           Philip M. Cohen
                                           President and Chief Executive Officer

EXHIBIT 31.2

                            CERTIFICATION PURSUANT TO
                                 SECTION 302 OF
                         THE SARBANES-OXLEY ACT OF 2002

 I, Donald R. Mastropietro, certify that:

(1) I have reviewed this quarterly report on Form 10-QSB of Medical Media Television, Inc.;

(2) Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3) Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4) The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

      (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

      (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

(5) The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

      (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

      (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

November 17, 2006                          /s/ Donald R. Mastropietro
                                           -------------------------------------
                                           Donald R. Mastropietro
                                           Sr. Vice President Finance and
                                           Chief Financial Officer

EXHIBIT 32.1

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

      In connection with the quarterly report of Medical Media Television, Inc. (the "Company") on Form 10-QSB for the period ending September 30, 2006, as filed with the Securities and Exchange Commission on November 17, 2006 (the "Report"), I, Philip M. Cohen, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

      (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Philip M. Cohen
-------------------------------------
Philip M. Cohen
Chief Executive Officer
November 17, 2006

A signed original of this certification has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 32.2

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

      In connection with the quarterly report of Medical Media Television, Inc. (the "Company") on Form 10-QSB for the period ending September 30, 2006 as filed with the Securities and Exchange Commission on November 17, 2006 (the "Report"), I, Donald R. Mastropietro, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

      (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Donald R. Mastropietro
-------------------------------------
Donald R. Mastropietro
Chief Financial Officer
November 17, 2006

A signed original of this certification has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.